SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PLATINUM UNDERWRITERS HOLDINGS, LTD.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 29, 2009

To the Shareholders of Platinum Underwriters Holdings, Ltd.:

Notice is hereby given that the 2009 Annual General Meeting of Shareholders (the “Annual Meeting”) of Platinum Underwriters Holdings, Ltd. (the “Company”) will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Wednesday, April 29, 2009 at 3:00 p.m., local time, for the following purposes:

1.	To elect seven directors to the Company’s Board of Directors to serve until the Company’s 2010 Annual General Meeting of Shareholders.

2.	To consider and take action on a proposal to approve the nomination of KPMG, a Bermuda partnership, as the Company’s independent registered public accounting firm for the 2009 fiscal year and to authorize the Audit Committee to set the remuneration of such independent registered public accounting firm.

At the Annual Meeting, shareholders will receive the audited consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2008 with the independent registered public accounting firm’s report thereon, and may also be asked to consider and take action with respect to such other business as may properly come before the meeting, or any postponement or adjournment thereof.

The Company’s Board of Directors has fixed the close of business on March 16, 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. You are cordially invited to be present. Shareholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted at the Annual Meeting, proxies are revocable by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 30, 2009

Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters
Holdings, Ltd. 2009 Annual Meeting of Shareholders to be Held on April 29, 2009.

The proxy statement, proxy and 2008 Annual Report to Shareholders are available at
www.platinumre.com/proxymaterials.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 29, 2009

Page

GENERAL INFORMATION	2
SOLICITATION AND REVOCATION	3
THE COMPANY	3
PROPOSAL 1 — ELECTION OF DIRECTORS	3
Information Concerning Nominees	4
CORPORATE GOVERNANCE	5
Independence of Directors	5
Standing Committees of the Board of Directors	6
Meetings and Attendance	10
Corporate Governance Guidelines and Code of Conduct	10
Executive Sessions	10
Compensation Committee Interlocks and Insider Participation	10
Communications with the Board	10
DIRECTOR COMPENSATION	11
TRANSACTIONS WITH RELATED PERSONS	14
SHARE OWNERSHIP GUIDELINES	15
INFORMATION CONCERNING EXECUTIVE OFFICERS	16
EXECUTIVE COMPENSATION	17
Compensation Discussion and Analysis	17
Summary Compensation Table	31
Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2008	33
Employment Agreements and Arrangements with Named Executive Officers	34
Outstanding Equity Awards at Fiscal Year-End 2008	37
Option Exercises and Stock Vested for Fiscal Year-End 2008	39
Potential Payments Upon Termination or Change In Control	40
COMPENSATION COMMITTEE REPORT	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
Security Ownership of Certain Beneficial Owners	46
Security Ownership of Management	47
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48
AUDIT COMMITTEE REPORT	48
PROPOSAL 2 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR AND AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE REMUNERATION OF SUCH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	49
Change in Independent Registered Public Accounting Firm	49
Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees	50
Pre-Approval Policies and Procedures	51
ADDITIONAL INFORMATION	51
Other Action at the Annual Meeting	51
Shareholder Proposals for the 2010 Annual General Meeting of Shareholders	51

GENERAL INFORMATION

This proxy statement and the accompanying form of proxy are being furnished to holders of the common shares (the “Common Shares”) of Platinum Underwriters Holdings, Ltd. (the “Company”) to solicit proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2009 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Wednesday, April 29, 2009 at 3:00 p.m., local time. These proxy materials are first being mailed to shareholders on or about March 30, 2009.

The Board has fixed the close of business on March 16, 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were 51,690,881 Common Shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Common Share held of record on the record date with respect to each matter to be acted upon at the Annual Meeting, provided that if the number of “Controlled Shares” (as defined below) of any shareholder constitutes 10% or more of the combined voting power of the issued Common Shares (such holder, a “10% Shareholder”), the vote of any such shareholder is limited to 9.9% of the voting power of the outstanding Common Shares pursuant to the Company’s Bye-laws. “Controlled Shares” of any person refers to all Common Shares owned (i) directly, (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or (iii) beneficially, directly or indirectly, within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Common Shares with reason to believe that it is a 10% Shareholder (as defined in the Company’s Bye-laws and described above) contact the Company promptly so that the Company may determine whether the voting power of such holder’s Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no person shall be entitled to cast more than 9.9% of the voting power of the outstanding Common Shares at any time.

The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Each of the proposals to be considered at the Annual Meeting will be decided by the affirmative vote of a majority of the voting power of the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Company’s Bye-laws.

SOLICITATION AND REVOCATION

Proxies in the form enclosed are being solicited on behalf of the Board.  Common Shares may be voted at the Annual Meeting by returning the enclosed proxy card or by attending the Annual Meeting and voting in person. The enclosed proxy card authorizes each of Dan R. Carmichael, Michael D. Price and Michael E. Lombardozzi to vote the Common Shares represented thereby in accordance with the instructions given or, if no instructions are given, in their discretion. They may also vote such Common Shares to adjourn or postpone the meeting and will be authorized to vote such Common Shares at any adjournment or postponement of the Annual Meeting. Common Shares held in “street name” by a broker, bank or other nominee (hereinafter referred to as a “broker”) must be voted by the broker according to the instructions given by the beneficial owner of the Common Shares or if no instructions are given and the particular proposal to be voted on is considered to be a routine matter, in the broker’s discretion. In this proxy statement, proposals 1 (to elect directors) and 2 (to approve the Company’s independent registered public accounting firm and to authorize the Audit Committee to set its remuneration) are considered to be routine.

Proxies may be revoked at any time prior to the Annual Meeting by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. For Common Shares held in “street name” by a broker, new voting instructions must be delivered to the broker prior to the Annual Meeting.

If a shareholder abstains from voting on a particular proposal, or if a shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast in favor of or against the proposal but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when Common Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Common Shares on the particular proposal because it is non-routine. If a quorum is not present, the shareholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors, and employees of the Company. The Company may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses incurred in forwarding proxy materials to beneficial owners. The Company has retained Mellon Investor Services, LLC to assist in the solicitation of proxies and will pay a fee of $6,000 plus reimbursement of out-of-pocket expenses for those services.

THE COMPANY

The Company provides property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis. The Company operates primarily through two licensed reinsurance subsidiaries: Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”) and Platinum Underwriters Reinsurance, Inc. (“Platinum US”).

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of the following eight members, each of whom was elected as a director on April 23, 2008 at the Company’s 2008 Annual General Meeting of Shareholders: H. Furlong Baldwin, Jonathan F. Bank, Dan R. Carmichael, Robert V. Deutsch, A. John Hass, Edmund R. Megna, Michael D. Price and Peter T. Pruitt. The term of office of each of the current directors will expire at the Annual Meeting. The Board, after considering the recommendation of the Governance Committee, nominated Messrs. Baldwin, Carmichael, Hass, Megna, Price and Pruitt for reelection as directors at the Annual Meeting to serve until the Company’s 2010 Annual General Meeting of Shareholders.

At the recommendation of the Governance Committee, the Board has nominated James P. Slattery for election as a director at the Annual Meeting to serve until the Company’s 2010 Annual General Meeting of

Shareholders. Mr. Slattery was recommended to the Governance Committee by Mr. Carmichael, the Company’s non-executive Chairman of the Board and Chairman of the Governance Committee. If elected, Mr. Slattery will be appointed Chairman of the Audit Committee.

The Board voted to decrease the authorized number of directors from eight to seven as of the Annual Meeting. The Board has no reason to believe that any of its seven nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board may select a substitute nominee and the Common Shares represented by proxies may be voted for such substitute nominee unless shareholders indicate otherwise.

Information Concerning Nominees

Set forth below is biographical and other information regarding the nominees for election as directors, including their principal occupations during the past five years.

H. Furlong Baldwin Age: 77 Director since 2002 Chairman of the Audit and Executive Committees and member of the Governance Committee	Mr. Baldwin was Chairman of Mercantile Bankshares Corporation, a bank holding company, from March 2001 until his retirement in March 2003. Mr. Baldwin is the Chairman of the Board of Directors of The NASDAQ OMX Group, Inc. and a director of W.R. Grace & Company and Allegheny Energy, Inc.

Dan R. Carmichael Age: 64 Director since 2002 Non-executive Chairman of the Board, Chairman of the Governance Committee and member of the Audit Committee	Mr. Carmichael has been an adviser and consultant with Proudfoot Consulting, a management consulting firm, since January 2008. From August 2007 to October 2008, he was an executive consultant to Liberty Mutual Agency Markets, a business unit of Liberty Mutual Group. Prior thereto, Mr. Carmichael was President, Chief Executive Officer and a director of Ohio Casualty Corporation, an insurance holding company. Mr. Carmichael is a director of Alleghany Corporation.

A. John Hass Age: 43 Director since 2007 Member of the Audit and Compensation Committees	Mr. Hass has been a partner at PEAK6 Investments, LP since September 2008. He was the Chief Executive Officer of OptionsHouse, Inc., a brokerage company and subsidiary of PEAK6 Investments, LP, from October 2006 until September 2008. Prior thereto, Mr. Hass was employed at Goldman Sachs & Co., a financial services company, most recently serving as a Managing Director in the Investment Banking Division.

Edmund R. Megna Age: 62 Director since 2007 Member of the Compensation and Governance Committees	Mr. Megna was Vice Chairman of Guy Carpenter & Co., Inc., the reinsurance intermediary division of Marsh & McLennan Companies, Inc., from November 2002 until his retirement in April 2007.

Michael D. Price Age: 42 Director since 2005 Member of the Executive Committee	Mr. Price has been President and Chief Executive Officer of the Company since October 2005 and was Chief Operating Officer of the Company from August 2005 until October 2005. Prior thereto, he was President of Platinum US.

Peter T. Pruitt Age: 76 Director since 2002 Member of the Audit and Compensation Committees	Mr. Pruitt was Chairman of Willis Re Inc., a reinsurance intermediary, from June 1995 until his retirement in December 2001.

James P. Slattery Age: 57 Nominee	Mr. Slattery was Senior Vice President — Insurance of Alleghany Corporation, a property and casualty insurance holding company, and President of Alleghany Insurance Holdings, LLC, the insurance holding company subsidiary of Alleghany Corporation, from April 2002 until his retirement in July 2008. He has also been President of JPS & Co., LLC, an insurance and investment consulting company, since April 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Independence of Directors

New York Stock Exchange (“NYSE”) listing standards require the Company to have a majority of independent directors serving on the Board. A member of the Board qualifies as independent if the Board affirmatively determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has determined that Messrs. Baldwin, Bank, Carmichael, Deutsch, Hass, Megna and Pruitt, constituting a majority of the Board, have no material relationship with the Company other than in their capacities as members of the Board and committees thereof, and thus are independent directors of the Company. The Board has also determined that Mr. Slattery, a nominee for election as a director of the Company, has no material relationship with the Company and thus would be an independent director if elected at the Annual Meeting. Messrs. Baldwin, Bank, Carmichael, Hass and Megna do not have any relationship with the Company other than as a director and member of committees of the Board.

Mr. Deutsch has been the President and a director of Ironshore, Inc., an insurance holding company, since December 2006. He was the Chief Executive Officer of Ironshore, Inc. from December 2007 until December 2008 and was the Chief Executive Officer and a director of Ironshore Insurance, Ltd., a privately held insurance company and subsidiary of Ironshore, Inc., from January 2007 until December 2007. During 2008, the Company provided reinsurance coverage to a subsidiary of Ironshore, Inc. resulting in premiums to the Company of approximately $1.12 million, representing approximately 0.08% of the Company’s consolidated total revenue for 2008. Mr. Deutsch does not receive any special benefits from the contract. Based on the foregoing, the Board has determined that Mr. Deutsch has no material relationship with the Company.

Mr. Pruitt’s son is a partner of the law firm of Dewey & LeBoeuf LLP. Dewey & LeBoeuf LLP provides, and one of its predecessor firms provided, legal services to the Company. Mr. Pruitt’s son is not involved in the provision of these legal services to the Company. In addition, payments made by the Company to Dewey & LeBoeuf LLP and its predecessor firm did not exceed the greater of $1 million or 2% of the consolidated gross revenues of such firm in any of the last three fiscal years. Based on the foregoing, the Board has determined that Mr. Pruitt has no material relationship with the Company. In addition, the Board reviewed and approved Mr. Pruitt’s relationship with Dewey & LeBoeuf LLP and determined that it does not constitute a conflict of interest under the Company’s Code of Business Conduct and Ethics because Mr. Pruitt does not have a significant financial interest in, and is not an affiliate of, a company with which the Company does business or proposes to do business.

Mr. Slattery is party to a letter agreement with the Company dated June 5, 2008 pursuant to which he is providing consulting services to the Board and Audit Committee from July 1, 2008 until the date of the Annual Meeting, at which time the letter agreement will expire. Mr. Slattery will receive a total of $90,000 in fees for these consulting services, payable in three equal installments on or about September 30, 2008, December 31, 2008 and March 31, 2009. Based on the foregoing, the Board has determined that Mr. Slattery has no material relationship with the Company.

Non-Executive Chairman of the Board

Mr. Carmichael is the non-executive Chairman of the Board and the Chairman of the Governance Committee and, as such, he presides at the meetings of non-management directors (each of whom is independent) that are held after each Board meeting.

Standing Committees of the Board of Directors

The Board maintains four standing committees: the Audit, the Compensation, the Governance and the Executive Committees. Each of the Audit, Compensation, Governance and Executive Committees operates pursuant to a charter. Each of these charters is posted on the Company’s website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these charters may also be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.

Audit Committee

The Audit Committee presently consists of Messrs. Baldwin (Chairman), Bank, Carmichael, Deutsch, Hass and Pruitt. Following the Annual Meeting, if elected, Mr. Slattery will be appointed as Chairman of the Audit Committee and the Audit Committee will consist of Messrs. Baldwin, Carmichael, Hass and Slattery (Chairman). The Board has determined that each member of the Audit Committee is independent as defined in the NYSE listing standards and meets the NYSE standards of financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Deutsch is an “audit committee financial expert” as defined by the United States Securities and Exchange Commission (“SEC”). In addition, the Board has determined that Mr. Slattery would be independent as defined in the NYSE listing standards, would meet the NYSE standards of financial literacy and accounting or related financial management expertise and would be an “audit committee financial expert” if elected at the Annual Meeting and appointed to the Audit Committee as planned.

The Audit Committee’s primary responsibilities, as set forth in its charter, are to:

•	engage the independent registered public accounting firm (subject to ratification by the shareholders of the Company as required by Bermuda law), determine the compensation and oversee the performance of the independent registered public accounting firm, and approve in advance all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm;

•	assess and take appropriate action regarding the independence of the Company’s independent registered public accounting firm;

•	oversee the compensation, activities and performance of the Company’s internal audit function and review the quality and adequacy of the Company’s internal controls and internal auditing procedures;

•	periodically review with management and the independent registered public accounting firm the Company’s accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the Company’s financial statements;

•	review with management and the independent registered public accounting firm any material financial or other arrangements of the Company which do not appear on the Company’s financial statements;

•	discuss with management the Company’s guidelines and policies with respect to corporate risk assessment and risk management;

•	discuss with management each of the earnings press releases;

•	review with management and the independent registered public accounting firm the financial statements to be included in the quarterly and annual reports of the Company, including management’s discussion and analysis of financial condition and results of operations, and recommend to the Board whether the audited financial statements should be included in the annual reports of the Company;

•	approve a code of ethics, as required by SEC rules, for senior financial officers and such other employees and agents of the Company as the Audit Committee determines;

•	establish procedures for the handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	annually review and evaluate Audit Committee performance and assess the adequacy of the Audit Committee charter.

Compensation Committee

The Compensation Committee presently consists of Messrs. Bank (Chairman), Deutsch, Hass, Megna and Pruitt. Following the Annual Meeting, if elected, Mr. Hass will be appointed as Chairman of the Compensation Committee and the Compensation Committee will consist of Messrs. Hass (Chairman), Megna and Pruitt. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE listing standards.

The Compensation Committee’s primary responsibilities, as set forth in its charter, are to:

•	review the compensation policies and practices of the Company and its subsidiaries, including incentive compensation plans and equity-based plans that are subject to Board approval;

•	review the recommendations of the Chief Executive Officer concerning the compensation of those officers of the Company and its subsidiaries reporting directly to the Chief Executive Officer and of any consultants, agents and other persons to the extent that determinations with respect to the compensation of such consultants, agents and other persons are expressly delegated to the Committee, and make determinations with respect thereto;

•	review a report from the Chief Executive Officer concerning the compensation of those officers of the Company and its subsidiaries with a title of Senior Vice President and more senior (other than those officers reporting directly to the Chief Executive Officer), and make such recommendations (if any) to the Chief Executive Officer with respect thereto as the Committee deems appropriate;

•	review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on such evaluation after consultation with each of the directors on the Board;

•	review and make recommendations relating to director compensation for discussion and approval by the Board;

•	review the recommendation of the Chief Executive Officer concerning the aggregate amount available for the annual incentive bonus program each year, and make a determination with respect thereto;

•	oversee the administration of the Company’s incentive-compensation plans and equity-based plans, and any other plans that provide for administration by the Compensation Committee, amend and interpret such plans and the awards and agreements issued pursuant thereto, and make awards to eligible persons under such plans and to determine the terms of such awards;

•	review and discuss with management the Company’s Compensation Discussion and Analysis, recommend whether the Compensation Discussion and Analysis should be included in the Company’s proxy statement, and produce an annual report to such effect for inclusion in the Company’s proxy statement; and

•	annually review and evaluate Compensation Committee performance and assess the adequacy of the Compensation Committee charter.

Compensation Process and Procedures.  The Compensation Committee charter provisions set forth above outline the scope of authority of the Compensation Committee. The Compensation Committee has the sole authority to set the Chief Executive Officer’s compensation. As noted above, the Compensation Committee consults with each of the other directors on the Board in setting such compensation. In determining any long-term incentive component of the Chief Executive Officer’s compensation, the Compensation Committee considers, among other factors, the Company’s financial performance and shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and awards given to the Company’s Chief Executive Officer in past years.

Compensation determinations for the other named executive officers of the Company are also made by the Compensation Committee. The Compensation Committee receives recommendations regarding such compensation from the Chief Executive Officer, who considers, among other factors, competitive compensation information. The Compensation Committee also consults with the Chief Executive Officer regarding the form of compensation and benefits to be provided to the other named executive officers. The Compensation Committee may request a report from a compensation consulting firm in support of such proposed compensation and may consider comparative competitive data prepared by a compensation consulting firm or the Company’s human resources personnel.

Director compensation is reviewed by the Compensation Committee, which makes recommendations with respect to director compensation for discussion and approval by the Board. When making recommendations, the Compensation Committee considers the complexity and size of the Company. To create a direct linkage between director compensation and the Company’s performance, a portion of a director’s compensation is paid in share units which convert into Common Shares. The Chief Executive Officer is not involved in making decisions regarding director compensation.

Pursuant to its charter, the Compensation Committee may retain professional firms and outside experts to assist in the discharge of its duties. The Compensation Committee has the sole authority to retain, evaluate and replace such firms, including the sole authority to approve the firms’ fees and other retention terms. In 2006 and at other times since the Company’s inception, the Compensation Committee has engaged Fredrick W. Cook & Co. (“FWC”), a professional compensation consulting firm, to provide competitive compensation data. In May 2007, the Compensation Committee engaged FWC to assist in the adoption of the Amended and Restated Change in Control Severance Plan (the “CIC Plan”). FWC provided guidance with respect to the scope of the CIC Plan, the payment levels under the CIC Plan and the terms of the CIC Plan. In June 2008, the Compensation Committee engaged Grahall Partners, LLC (“Grahall”), a professional compensation consulting firm, to assist in a comprehensive review of the competitiveness of the compensation of the Company’s named executive officers and to provide advice with respect to a new employment agreement with the Chief Executive Officer. The Compensation Committee selects the peer group of companies used by compensation consulting firms and reviews the methodology employed by such firms in their reports to the Compensation Committee.

Governance Committee

The Governance Committee presently consists of Messrs. Carmichael (Chairman), Baldwin, Bank and Megna. Following the Annual Meeting, if elected, the Governance Committee will consist of Messrs. Carmichael (Chairman), Baldwin and Megna. The Board has determined that each member of the Governance Committee is independent as defined in the NYSE listing standards.

The Governance Committee’s primary responsibilities, as set forth in its charter, are to:

•	develop a Board that is diverse in nature and provides management with experienced and seasoned advisors with an appropriate mix of skills in fields related to the current or future business directions of the Company and seek qualified candidates for Chief Executive Officer with the necessary skills and experience to contribute to the achievement of the business objectives of the Company;

•	identify, interview and screen individuals qualified to become members of the Board and committees thereof, and to become the Chief Executive Officer, for recommendation to the Board;

•	develop and recommend to the Board a set of corporate governance guidelines applicable to the Company addressing, among other matters determined by the Committee to be appropriate, director qualifications and responsibilities, director orientation and continuing education, management succession and the annual performance evaluation of the Board;

•	regularly review issues and developments relating to corporate governance and recommend to the Board proposed changes to the corporate governance guidelines from time to time as the Committee determines to be appropriate;

•	evaluate at least annually the overall effectiveness of the Board and the Company’s senior management, coordinate the annual evaluations of the committees of the Board and make recommendations to the Board with respect thereto as appropriate, provided that any determinations or recommendations relating to compensation are reserved for the Compensation Committee;

•	review at least annually all committees of the Board and recommend to the Board changes, as appropriate, in the composition, responsibilities, charters and structure of the committees;

•	recommend that the Board establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise; and

•	annually review and evaluate Governance Committee performance and assess the adequacy of the Governance Committee charter.

Director Nomination Process.  The Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or for other reasons, and is responsible for identifying and recommending to the Board qualified candidates for nomination to the Board. The Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with the Company’s ethics and values. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all their duties as directors of the Company. In evaluating candidates, the Governance Committee will seek to assure that specific talents, skills and other characteristics that are needed to promote the Board’s effectiveness are possessed by an appropriate combination of directors. Each director must represent the interests of all shareholders.

Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year. Candidates recommended by shareholders for nomination to the Board will be considered and evaluated by the Governance Committee using the same criteria that is used to evaluate all other candidates. Any shareholder recommendations should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Governance Committee in care of the Secretary of the Company at the Company’s principal executive offices.

Executive Committee

The Executive Committee presently consists of Messrs. Baldwin (Chairman), Deutsch and Price. Following the Annual Meeting, if elected, Mr. Carmichael will be appointed as Chairman of the Executive Committee and the Executive Committee will consist of Messrs. Baldwin, Carmichael (Chairman) and Price. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session (i) upon a written determination of the Chairman of the Board that it is impracticable to convene a meeting of the Board to exercise such powers, (ii) only as specifically delegated to the Executive Committee by the Board in writing, and (iii) subject to additional limitations set forth in its charter or as may from time to time be established by resolution of the Board.

Meetings and Attendance

During 2008, the Board met six times, the Audit Committee met four times, the Compensation Committee met five times, the Governance Committee met six times and the Executive Committee did not meet. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served that were held in 2008.

Board members are encouraged to attend the Company’s Annual General Meetings of Shareholders. All directors attended the Company’s 2008 Annual General Meeting of Shareholders held on April 23, 2008 in Bermuda.

Corporate Governance Guidelines and Code of Conduct

The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Copies of these documents are available at the Company’s website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these documents may also be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.

Executive Sessions

In accordance with the Company’s Corporate Governance Guidelines and the NYSE’s corporate governance rules, separate executive sessions of non-management directors (each of whom is independent) are held after each Board meeting. Mr. Carmichael, as non-executive Chairman of the Board and Chairman of the Governance Committee, presides at such sessions.

Compensation Committee Interlocks and Insider Participation

Messrs. Bank, Deutsch, Hass, Megna and Pruitt served on the Compensation Committee of the Board during 2008. Each member of the Compensation Committee is an independent director and no member of the Compensation Committee was an officer or an employee of the Company during 2008 or a former officer of the Company. Additionally, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the 2008 fiscal year.

Communications with the Board

Interested parties may communicate with the Board, anonymously if they wish, by writing to the General Counsel at Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda. Communications that are intended specifically for non-management directors should be sent to the above address to the attention of the Chairman of the Board (as the independent director who presides at meetings of such directors), in care of the General Counsel. All such communications will be treated as confidential and delivered to the appropriate Board member or members.

DIRECTOR COMPENSATION

The following information relates to compensation of each director who served on the Board in 2008, other than Mr. Price whose compensation as President and Chief Executive Officer of the Company is reflected in the Summary Compensation Table below.

Director Compensation for Fiscal Year ending December 31, 2008

	Fees Earned or	Stock	Option	All Other
	Paid in Cash(1)	Awards(2)	Awards(3)	Compensation(4)	Total
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(g)	(h)

H. Furlong Baldwin	73,836	114,005	—	507	188,348
Jonathan F. Bank	80,000	120,179	—	517	200,696
Dan R. Carmichael	95,859	136,021	—	517	232,397
Robert V. Deutsch	68,750	108,950	23,763	382	201,845
A. John Hass	62,500	102,671	—	382	165,553
Edmund R. Megna	66,250	106,374	—	382	173,006
Peter T. Pruitt	65,000	105,200	—	507	170,707
Steven H. Newman(5)	86,126	—	1,565,000	575,201	2,226,327

(1)	These amounts represent the portion of director fees earned in cash with respect to 2008. Messrs. Baldwin, Bank, Carmichael and Hass, each elected to receive this portion of their director fees in share units rather than in cash.

(2)	The amounts shown in the Stock Awards column represent the amount we recognized for financial statement reporting purposes in 2008 for share unit awards granted to the directors in 2008 and prior years, in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”), excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. These amounts do not reflect the amount of compensation actually received by the directors during the fiscal year. These amounts represent: (i) the dollar amount of the 2008 compensation cost of the share unit portion of director fees paid pursuant to the Share Unit Plan for Nonemployee Directors, and (ii) the dollar amount of the 2008 compensation cost of the annual share unit awards made under the 2006 Share Incentive Plan, which amount was $40,138 for each of Messrs. Baldwin, Bank, Carmichael, Deutsch, Hass, Megna and Pruitt. The grant date fair value of each of the annual share unit awards computed in accordance with SFAS 123R was $40,000. The grant date fair value of the share unit portion of 2008 director fees computed in accordance with SFAS 123R was as follows: Mr. Bank: $80,041; Mr. Baldwin: $73,867; Mr. Carmichael: $95,883; Mr. Deutsch: $68,812; Mr. Hass: $62,533; Mr. Megna: $66,236; Mr. Newman: $0; and Mr. Pruitt: $65,062. The number of Common Shares underlying outstanding Stock Awards held by each of the Company’s directors as of December 31, 2008 was as follows: Mr. Bank: 21,777; Mr. Baldwin: 14,980; Mr. Carmichael: 20,770; Mr. Deutsch: 7,792; Mr. Hass: 5,263; Mr. Megna: 3,917; and Mr. Pruitt: 11,119. The assumptions made in the valuation of these stock awards are discussed in Note 11 to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”).

(3)	The amounts shown in the Option Awards column represent the amount we recognized for financial statement reporting purposes in 2008 for option awards granted to the directors in 2008 and prior years, in accordance with SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. These amounts do not reflect the amount of compensation actually received by the directors during the fiscal year. The amount for Mr. Deutsch represents the dollar amount of the 2008 compensation cost of an option to purchase 25,000 Common Shares with an exercise price of $27.40 per Common Share received by Mr. Deutsch upon his election to the Board at the 2005 Annual General Meeting of Shareholders held on April 26, 2005, which option has a ten-year term and is exercisable in three equal annual installments beginning on April 26, 2006. The amount shown for Mr. Newman represents the dollar amount of the 2008 compensation cost of an option to purchase 500,000 Common Shares with an exercise price of $36.00 per Common Share received by Mr. Newman on April 23, 2008, which option is fully vested and exercisable through April 23, 2010. The number of Common Shares underlying outstanding Option Awards held by each of the Company’s directors as of December 31, 2008 was as follows: Mr. Bank: 35,000; Mr. Baldwin: 35,000; Mr. Carmichael: 35,000; Mr. Deutsch: 25,000; Mr. Newman: 500,000; and Mr. Pruitt: 35,000. The assumptions made in the valuation of these option awards are discussed in Note 11 to the Company’s consolidated financial statements contained in the 2008 Form 10-K.

(4)	The amounts for each of Messrs. Baldwin, Bank, Carmichael, Deutsch and Pruitt represent the dollar value of dividends paid on the annual share unit grant and the share unit portion of director fees which converted in 2008 that were not factored into the grant date fair value computation. The amount for Mr. Newman represents: (i) Platinum US consulting fees in the amount of $459,826; (ii) a payment for unused corporate jet hours of $57,200; (iii) the non-business use of the Company’s participation in a corporate jet rental program for 3.7 hours at a cost to the Company of $27,049; (iv) an allowance for office, secretarial and administration services in the amount of $23,562; and (v) the dollar value of dividends paid on the share unit portion of director fees that were not factored into the grant date fair value computation in the amount of $7,565.

(5)	Mr. Newman retired from the Board as of April 23, 2008. Mr. Newman serves as a consultant to Platinum US. See “Director Compensation — Agreements with Steven H. Newman” below.

Nonemployee Director Compensation Policy

Director Compensation Policy in Effect Until the Annual Meeting

Annual Retainers and Other Fees.  Currently and until the date of the Annual Meeting, Mr. Carmichael, as non-executive Chairman of the Board, receives an annual retainer of $150,000 and each other nonemployee director (a director who is not an employee of the Company or any of its affiliates) receives an annual retainer of $75,000. In addition, the Chairman of the Audit Committee receives an annual retainer of $20,000 per year, and each member of that committee receives an annual retainer of $10,000 per year. The Chairmen of the Compensation and Governance Committees each receive an annual retainer of $15,000 per year, and each other nonemployee member of the Compensation, Governance and Executive Committees receives an annual retainer of $7,500 per year. Each nonemployee director also receives $2,500 for attendance at each meeting of the Board and of any committee of which he is a member.

Pursuant to the Amended and Restated Share Unit Plan for Nonemployee Directors (the “Share Unit Plan”), prior to January 1, 2009, 50% of all fees earned by a nonemployee director (including annual retainers, committee retainers and per meeting attendance fees) during each calendar quarter were mandatorily converted into that number of share units equal to the amount of such fees divided by the closing price of the Common Shares on the last day of the calendar quarter. For 2008 Messrs. Baldwin, Bank, Carmichael and Hass elected to have 100% of their fees converted into share units. A nonemployee director receives a distribution under the Share Unit Plan in respect of his share units upon the expiration of five calendar years following the year in which he was credited with such share units or upon termination of his service on the Board, if earlier, each such share unit valued at the closing price of one Common Share on the date of such expiration or termination. Each distribution under the Share Unit Plan is made, in the discretion of the Board, either in cash or Common Shares or a combination thereof. Prior to distribution, share units accumulate dividend equivalent rights in cash equal to any dividends paid on the Common Shares. These dividend equivalent rights are settled upon a distribution under the Share Unit Plan in respect of the share units to which they relate. In January 2009, each of Messrs. Baldwin, Bank, Carmichael and Pruitt received a distribution of Common Shares and cash dividends with respect to share units credited to them as fees for 2003.

In October 2008, as a result of the enactment of Section 457A of the Internal Revenue Code, the Board, upon the recommendation of the Compensation Committee, approved amendments to the Share Unit Plan intended to eliminate the deferral of income tax on compensation for services performed after December 31, 2008 by any director of the Company who is a taxpayer in the United States. The Share Unit Plan was amended to provide that, after crediting each nonemployee director with share units for fees earned in respect of the fourth calendar quarter of 2008, no additional share units shall be granted or credited under the Share Unit Plan. Dividend equivalent rights will continue to accumulate in cash on share units that were outstanding as of January 1, 2009 and such share units and all dividend equivalent amounts will be settled in accordance with the terms of the Share Unit Plan. In lieu of receiving share units under the Share Unit Plan, each nonemployee director will be paid, following the end of each calendar quarter commencing with the first calendar quarter of 2009, 100% of the aggregate dollar amount of his annual retainers, committee retainers and per meeting attendance fees in cash.

Annual Share Unit Award.  Prior to the date of the Annual Meeting, on the date of each Annual General Meeting of Shareholders of the Company, each nonemployee director (other than Mr. Newman) who was elected at such Annual General Meeting of Shareholders received an annual grant under the 2006 Share Incentive Plan of that number of share units equal to $40,000 divided by the closing price of the Common Shares on the business day immediately preceding the date of such grant. Each of the nonemployee directors received 1,112 share units on the date of the Company’s 2008 Annual General Meeting of Shareholders. These share units will vest and convert on a one-to-one basis into Common Shares on April 23, 2009, provided that the director continues to serve on the Board through the date of conversion. Any dividends paid on the Common Shares prior to vesting are credited to the directors as dividend equivalent rights that accumulate as cash. The dividend equivalent rights are subject to the same vesting requirements as the share units.

Director Compensation Policy Effective as of the Annual Meeting

To simplify the nonemployee director compensation program, in October 2008, the Board, upon the recommendation of the Compensation Committee, revised the nonemployee director compensation program, effective as of the date of the Annual Meeting. The revisions eliminate annual retainers for membership on a Board committee and per meeting attendance fees, provide for the payment of nonemployee director retainer fees entirely in cash and increase the value of the annual equity grant to nonemployee directors from $40,000 to $50,000. While these changes may lower the total value of the compensation paid to nonemployee directors, the Board believes our nonemployee director compensation will be competitive with the compensation earned by nonemployee members of the boards of directors of our peer group of companies.

Annual Retainers.  Each nonemployee director will receive a $100,000 annual retainer. Mr. Carmichael will receive an additional $75,000 annual retainer for his service as the non-executive Chairman of the Board and the Chairman of the Governance Committee, the Chairman of the Audit Committee will receive an additional $45,000 annual retainer, and the Chairman of the Compensation Committee will receive an additional $25,000 annual retainer. All annual retainers will be paid in cash, quarterly in arrears. Nonemployee directors will no longer receive per meeting attendance fees or fees for membership on Board committees.

Annual Share Unit Award.  On the date of the Annual Meeting and each subsequent Annual General Meeting of Shareholders, each nonemployee director who is elected at such Annual General Meeting of Shareholders will receive an annual grant under the 2006 Share Incentive Plan of that number of share units equal to $50,000 divided by the closing price of the Common Shares on the business day immediately preceding the date of such grant. These share units will vest and convert on a one-to-one basis into Common Shares on the earlier to occur of the first anniversary of the date of the grant and the date of the Company’s next Annual General Meeting of Shareholders following the date of the grant, provided that the director continues to serve on the Board through the date of conversion. Any dividends paid on the Common Shares prior to vesting are credited to the directors as dividend equivalent rights that accumulate as cash. The dividend equivalent rights are subject to the same vesting requirements as the share units.

Agreements with Steven H. Newman

On October 27, 2005, the Company entered into a letter agreement with Mr. Newman, pursuant to which Mr. Newman served as Chairman of the Board (the “Chairman Agreement”) and Platinum US entered into a consulting agreement with Mr. Newman and SHN Enterprises, Inc. (“SHN”), a company established by Mr. Newman, the sole shareholder of which is Mr. Newman (the “Old Consulting Agreement”). The Chairman

Agreement provided that Mr. Newman, as Chairman of the Board, was entitled to receive an annual fee of $275,000 payable in equal quarterly installments. The Old Consulting Agreement provided SHN with a consulting fee at the annual rate of $270,000 and an allowance for office, secretarial and administrative services at the annual rate of $75,000. The Old Consulting Agreement also provided SHN with twenty hours per year of non-business use of a corporate jet chartered or leased by Platinum US or the Company. On March 3, 2008, the Company and Platinum US entered into a letter agreement (the “Letter Agreement”) with Mr. Newman and SHN. Pursuant to the Letter Agreement, effective as of April 23, 2008, the date of the Company’s 2008 Annual General Meeting of Shareholders: (i) Mr. Newman retired from the Board; (ii) the Chairman Agreement was terminated; and (iii) the Old Consulting Agreement was terminated.

Pursuant to the Letter Agreement, Platinum US and SHN entered into a new consulting agreement, dated March 3, 2008 (the “New Consulting Agreement”), which provides that SHN will be engaged as a consultant to Platinum US for the two-year period commencing April 23, 2008, and will perform services as are reasonably requested by the President of Platinum US, for a consulting fee of $500,000 per year. Unless otherwise agreed by Platinum US, the services to be performed by SHN under the New Consulting Agreement will be performed by Mr. Newman. SHN and Mr. Newman agreed that they will not acquire any interest in, or become employed or otherwise involved in, any entity which is primarily engaged in the reinsurance business during the term of the New Consulting Agreement. The New Consulting Agreement provides that it may be terminated by Platinum US for cause or by SHN upon five days’ written notice to Platinum US. In addition, pursuant to the Letter Agreement, on April 23, 2008 Mr. Newman received an option to purchase 500,000 Common Shares of the Company, which option is fully vested and exercisable through April 23, 2010 at an exercise price equal to $36.00 per Common Share, which was the fair market value of the Common Shares on the date of the 2008 Annual General Meeting of Shareholders. The Letter Agreement also contains provisions relating to non-solicitation of employees, non-solicitation of proxies, confidentiality, cooperation and communication on the part of Mr. Newman, and a mutual non-disparagement provision, and provides for mutual releases.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Business Conduct and Ethics, which is in writing and which was recommended by the Audit Committee and approved by the Board, provides that our employees and directors must avoid any interest that conflicts or appears to conflict with the interests of the Company. A conflict of interest exists if actions by an employee or director are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to or interests in persons or entities other than the Company, or by actual or potential personal benefit or gain. Although the Code of Business Conduct and Ethics states that it is not possible to describe every conceivable conflict of interest, conflicts may include an employee or director conducting Company business with family members, employees, directors or their family members having a financial interest in another company with which the Company does business or that competes with the Company in the reinsurance market, and an employee taking a second job in the reinsurance industry or serving as a director of another entity.

Any time that an employee believes that a conflict of interest may exist, the conflict must be reported to and approved by that employee’s compliance officer and reported to the Company’s General Counsel. A conflict of interest that involves an officer who is a Senior Vice President or more senior or its equivalent, including all of our named executive officers, must be approved by the Board.

The Code of Business Conduct and Ethics provides that nonemployee directors may not have significant financial interests in or be affiliated with any entity with which the Company does business or proposes to do business unless the director:

(i)	discloses any such relationship promptly after the director becomes aware of it;

(ii)	removes himself or herself from any Board activity that directly impacts the relationship between the Company and any such entity with respect to which the director has a significant financial interest or with which the director is affiliated; and

(iii)	obtains prior approval of the Board for any transaction of which the director is aware between the Company and any such entity that is not in the ordinary course of the Company’s business.

Further, our Corporate Governance Guidelines, which are in writing and which were recommended by the Governance Committee and approved by the Board, provide that, except as authorized by the Board, no director shall have a direct economic relationship with the Company (other than fees for services as a member of the Board or any committee thereof).

Steven H. Newman, the former Chairman of the Board, was a party to the Old Consulting Agreement with Platinum US and SHN and is a party to the Letter Agreement with the Company and Platinum US and the New Consulting Agreement with Platinum US. The Old Consulting Agreement, the Letter Agreement and the New Consulting Agreement were reviewed and approved by the Board in accordance with the Corporate Governance Guidelines and are described above under “Director Compensation — Agreements with Steven H. Newman.”

SHARE OWNERSHIP GUIDELINES

The Company has adopted share ownership guidelines intended to align the interests of the Company’s nonemployee directors, Chief Executive Officer and executive officers reporting directly to the Chief Executive Officer with shareholders. Under the guidelines, such persons are expected to retain a portion of the Common Shares received by them as compensation until they have accumulated Common Shares at target ownership levels established by the Compensation Committee. In addition, the employment agreements of certain of our named executive officers require them to accumulate a specific number of Common Shares in accordance with the guidelines. The target ownership level for nonemployee directors is 10,000 Common Shares and for executive officers ranges from a minimum of 30,000 Common Shares to a maximum of 100,000 Common Shares. The Board may adjust the levels from time to time. Until the nonemployee directors, the Chief Executive Officer and the other executive officers reach their target ownership levels, they must retain Common Shares with a fair market value on the date of exercise or vesting equal to at least a specified percentage of the after-tax gain from the exercise of options or the after-tax value upon the vesting of restricted shares and the vesting of share units. The specified percentages are 75% of the after-tax gain or after-tax value for the nonemployee directors and the Chief Executive Officer and 50% of the after-tax gain or after-tax value for the other executive officers. Once the target ownership level is attained, the nonemployee directors, Chief Executive Officer and other executive officers are expected to maintain that level until termination of service or employment unless the Chairman of the Compensation Committee waives compliance with the specified share ownership level. Common Shares owned outright, including Common Shares held in street name accounts, jointly with a spouse, or in a trust for the benefit of the executive officer, are counted toward fulfilling the share ownership requirement. Common Shares that are subject to unexercised share options, unvested restricted shares and unvested share units are not counted toward fulfilling this requirement. Of our nonemployee directors, each of Messrs. Baldwin, Carmichael, Deutsch and Pruitt has achieved his target share ownership level. Of our executive officers, each of Michael D. Price, Michael E. Lombardozzi, H. Elizabeth Mitchell, Robert S. Porter and Neal J. Schmidt has achieved his or her target share ownership level.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Set forth below is biographical and other information regarding the Company’s executive officers, including their principal occupations during the past five years.

Michael D. Price Age: 42 President and Chief Executive Officer	Mr. Price has been President and Chief Executive Officer of the Company since October 2005 and was Chief Operating Officer of the Company from August 2005 until October 2005. Prior thereto, he was President of Platinum US.
James A. Krantz Age: 48 Executive Vice President and Chief Financial Officer	Mr. Krantz has been Executive Vice President and Chief Financial Officer of the Company since June 2007. He served as Senior Vice President and Chief Accounting Officer of the Company from August 2006 to May 2007. Mr. Krantz was Senior Vice President, Chief Financial Officer and Treasurer of Platinum US from March 2003 until August 2006.
Kenneth A. Kurtzman Age: 41 Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc.	Mr. Kurtzman has been Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc. since March 2006. Mr. Kurtzman was head of casualty underwriting at Swiss Re Underwriters Agency, Inc., a division of Swiss Reinsurance Company, from July 2004 until March 2006. Prior thereto, Mr. Kurtzman was head of property and casualty risk management at Swiss Reinsurance Company.
Michael E. Lombardozzi Age: 47 Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	Mr. Lombardozzi has been Executive Vice President and General Counsel of the Company since September 2002 and Chief Administrative Officer of the Company since August 2005. Mr. Lombardozzi has also served as the Company’s Secretary since November 2002.
H. Elizabeth Mitchell Age: 47 President and Chief Executive Officer of Platinum US	Ms. Mitchell has been President of Platinum US since August 2005 and Chief Executive Officer of Platinum US since November 2007. Ms. Mitchell was Executive Vice President of Platinum US from November 2002 until August 2005 and Chief Operating Officer of Platinum US from September 2003 until August 2005.
Robert S. Porter Age: 44 Chief Executive Officer of Platinum Bermuda	Mr. Porter has been Chief Executive Officer of Platinum Bermuda since March 2006. Mr. Porter was Chief Executive Officer of Platinum Re (UK) Limited from June 2003 until March 2006. Prior thereto, Mr. Porter was a Senior Vice President of Platinum US.
Neal J. Schmidt Age: 52 Executive Vice President and Chief Actuary of Platinum Administrative Services, Inc.	Mr. Schmidt has been Executive Vice President and Chief Actuary of Platinum Administrative Services, Inc. since January 2005 and was Executive Vice President and Chief Actuary of Platinum US from November 2002 until December 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Program

We seek to achieve attractive long-term returns for our shareholders through disciplined risk management and market leadership in selected classes of property and marine, casualty and finite risk reinsurance by employing the following strategy:

•	We operate as a multi-class reinsurer, offering a broad range of reinsurance coverages to our ceding company clients. In support of this strategy, our business plan contemplates a mix of property and casualty underwriting. We believe that this approach enables us to more effectively serve our clients, diversify our risk and leverage our capital. Although our property reinsurance business can be very profitable in periods when there are few catastrophic events, it is also subject to large losses if catastrophes are frequent or severe. Our casualty reinsurance business is typically less volatile, providing steadier earnings from year to year and moderating the volatility of our property business. However, there tends to be a greater time lag between the occurrence, reporting and payment of casualty reinsurance claims, requiring a longer term perspective on the part of our management for this aspect of our business.

•	We exercise disciplined underwriting and risk management, emphasizing profitability rather than premium volume or market share. The property and casualty reinsurance business has historically been a cyclical industry, characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable pricing. Our strategy of emphasizing profitability requires us to focus on business that meets our risk selection and pricing criteria, rather than writing business simply to meet production levels.

•	We seek to operate from a position of financial strength. In support of this strategy, our business plan contemplates maintaining a financial strength rating of “A” (Excellent) from A.M. Best. Financial strength ratings are used by ceding companies as an important means of assessing the quality of reinsurers. Our capital base has been maintained at a level that supports an “A” (Excellent) rating. We believe our rating, which indicates A.M. Best’s opinion that we have an excellent ability to meet our ongoing obligations to ceding company clients, allows us to compete for a broader array of business.

Our executive compensation program provides for compensation to our executive officers, including Messrs. Price, Krantz, Lombardozzi and Porter and Ms. Mitchell, who comprise our named executive officers for purposes of this proxy statement.

The principal elements of our executive compensation program are base salary, annual incentive bonus awards under the Amended and Restated Annual Incentive Plan (the “Annual Incentive Plan”), long-term incentive awards under the 2006 Share Incentive Plan and long-term incentive awards under the Amended and Restated Executive Incentive Plan (the “Executive Incentive Plan”), each comprising roughly a quarter of the target compensation package. Our executive compensation program is designed to motivate our named executive officers to achieve both short-term and long-term financial results consistent with the strategies supporting our business goal. Accordingly, our program is significantly weighted towards performance-based compensation, and provides the named executive officers with an opportunity to ultimately earn total annual compensation equal to three to four times their base salaries if financial targets are met, and, for the Chief Executive Officer, over five times his base salary for superior financial results.

The principal financial performance measures that we use in our compensation program are our return on common shareholders’ equity and the Company’s share price. The focus on share price provides a direct link to our business goal of achieving attractive long-term returns for our shareholders. In addition, we believe that sustained returns on equity contribute to share appreciation over time. Both our Annual Incentive Plan and our Executive Incentive Plan, which comprise roughly half of the compensation package for our named executive officers, employ return on equity as the measure of corporate performance. All of our long-term incentive awards are settled in Common Shares. These measures are described in more detail below under “Performance Measures.”

Our compensation program is also designed to retain highly qualified personnel. We promote the retention of our named executive officers by offering a level of compensation that we believe is competitive in the reinsurance industry and delayed vesting of the long-term incentive awards. These features are described below under “Retention.”

Performance Measures

Return on Equity

Currently, both our Annual Incentive Plan and our Executive Incentive Plan employ return on equity as the measure of financial performance. We believe return on equity, which takes into account both our net income and capital used to produce that net income, is an important measure of our profitability. Since premium volume and market share are not objectives of our business plan, none of our compensation programs utilizes revenue as a measure of corporate performance. With respect to the Annual Incentive Plan, at the beginning of a plan year, the Compensation Committee may, in its discretion, select net income, return on equity, another measure of the Company’s performance, or a combination of these performance criteria as the measure of financial performance.

For each of the Annual Incentive Plan and the Executive Incentive Plan, return on equity is determined on an annual basis by dividing our net income or loss attributable to holders of our Common Shares by beginning shareholders’ equity, adjusted by the Compensation Committee for the weighted average effect of material capital transactions during the year, less the par value and capital attributable to preferred shares. Thus, for the Annual Incentive Plan there is one calculation for the year, and for the Executive Incentive Plan, one calculation will be done for each of the three years in a performance cycle, which amounts will then be added together and divided by three.

In February 2008, the Compensation Committee determined that return on equity would be the measure of financial performance for 2008 under the Annual Incentive Plan. In addition, the Compensation Committee determined that in order for participants to receive payouts at target levels for awards made under our Annual Incentive Plan in respect of 2008 and under our Executive Incentive Plan for the 2008-2010 performance cycle, the Company would have to achieve a return on equity of at least 12%. We believe that such returns over the long term would be attractive to investors. The Compensation Committee also determined that the bonus pool under the Annual Incentive Plan in respect of 2008 would fund at 100% of the sum of all participants’ target bonuses at a target return on equity for 2008 of 12% to 15%, with a range of funding from 50% of such sum (for return on equity of 4%) to 200% of such sum (for return on equity of 20% or more). The amounts below and above the target will be determined through straight-line interpolation. The bonus pool available to our named executive officers does not fund if return on equity is below 4%. The long-term incentive awards made under the Executive Incentive Plan in 2008 for the 2008-2010 performance cycle provide for a payout at 100% if the Company achieves an average return on equity for the three-year period of 12%, with a range of payout from 0% (for return on equity of less than 6%) to 200% (for a return on equity of 18% or more), to be determined through straight-line interpolation.

In February 2009, the Compensation Committee determined that return on equity would be the measure of financial performance for 2009 under the Annual Incentive Plan and that in order for participants to receive payouts at target levels for awards made under our Annual Incentive Plan in respect of 2009 the Company would have to achieve a return on equity of at least 10%. In light of significant declines in interest rates since the beginning of 2008, the Compensation Committee believes that the minimum return on equity required in order for participants to receive payouts at target levels should be lower for 2009 than it was for 2008 and that this return would be attractive to investors. The Compensation Committee also determined that the bonus pool under the Annual Incentive Plan in respect of 2009 will fund at 100% of the sum of all participants’ target bonuses at a target return on equity for 2009 of 10% to 13%, with a range of funding from 50% of such sum (for return on equity of 4%) to 200% of such sum (for return on equity of 20% or more). The amounts below and above the target are determined through straight-line interpolation. The bonus pool available to our named executive officers will not fund if return on equity is below 4%. For the long-term incentive awards made under the Executive Incentive Plan in 2009 for the 2009-2011 performance cycle, the Compensation Committee determined that the same targets and payout levels will apply for awards made under our Executive Incentive Plan for the 2009-2011 performance cycle as applied for awards made for the 2008-2010 performance cycle.

Share Price

Share price is a significant performance-based element of our compensation program, which is designed to result in the accumulation of Common Shares by our named executive officers in order to align their interests with those of our other shareholders. Changes in share price directly impact the value of our equity-based compensation. All of the long-term equity incentives granted under our 2006 Share Incentive Plan and our Executive Incentive Plan are settled in Common Shares and we expect our named executive officers to attain a meaningful level of ownership of our Common Shares through our share ownership guidelines described above. We believe the combination of share-based compensation and share ownership guidelines motivates our named executive officers to focus on increasing the market value of our Common Shares. In addition, the Company prohibits executive officers and directors from hedging the economic risk of their share ownership.

We have granted long-term equity incentives under our 2006 Share Incentive Plan in the form of restricted shares, share units that convert into Common Shares and options to purchase Common Shares. Our Executive Incentive Plan provides for awards of share units that are settled after a three-year performance cycle in cash, Common Shares or a combination of cash and Common Shares, in the discretion of the Compensation Committee. The number of share units is determined by dividing the dollar amount of the award by the fair market value of the Common Shares on the date of grant. The Compensation Committee has determined that any settlement of awards of share units under our Executive Incentive Plan will be made entirely in Common Shares.

Our share ownership guidelines are described in detail under “Share Ownership Guidelines” above. The specified levels of share ownership for our named executive officers are 100,000 Common Shares for Mr. Price, 50,000 Common Shares for Mr. Lombardozzi, and 30,000 Common Shares for each of the other named executive officers. The share ownership levels of 100,000, 50,000 and 30,000 Common Shares would represent an investment in the Company of about $3.6 million, $1.8 million and $1.1 million, respectively, based on the closing price of $36.08 per Common Share on December 31, 2008. We believe that the levels of share ownership specified above provide a meaningful alignment of the interests of our named executive officers with the interests of our shareholders, which furthers our goal to provide attractive long-term returns for our shareholders. Mr. Price attained his target share ownership level during 2007 and Mr. Lombardozzi, Mr. Porter and Ms. Mitchell each attained their target ownership level during the first quarter of 2009.

Retention

We seek to employ senior executives having substantial experience and expertise in their fields, and who will maintain a high level of commitment to our business goal. The retention of such executives is an important objective of our compensation program, particularly in light of the competition for talented reinsurance professionals, especially in Bermuda and New York. Our retention strategies are discussed below.

Competitive Market Practices

With the assistance of compensation consultants engaged from time to time and our human resources personnel, the Compensation Committee considers several factors, including competitive compensation practices and trends and market demand for talent, to assess the effectiveness and competitiveness of our compensation structure. The Compensation Committee evaluates base salary and incentive compensation awards for named executive officers using available market data compiled by compensation consultants or our human resources personnel. This market data is derived from publicly available information relating to companies in the reinsurance industry with which we compete for business and talent. This group of companies can vary depending on changes in market dynamics and the extent to which the particular companies have business strategies and executive officer positions that compare to ours.

We consider compensation information for a group of ten public companies, selected by the Compensation Committee, with significant operations in Bermuda. Although none of the ten companies fit our profile exactly, they share similar characteristics such as location, public nature and certain elements of their business. Each company has reinsurance as at least a substantial component of its business. Those companies are Arch Capital Group Ltd., Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Max Capital Group Ltd., Montpelier Re Holdings Ltd., Odyssey Re Holdings Corp., PartnerRe Ltd., RenaissanceRe Holdings Ltd. and Transatlantic Holdings, Inc. In 2008, Grahall provided the Compensation Committee with benchmarking data for executive officer compensation from our peer companies as well as other companies in the reinsurance industry in connection with the Compensation Committee’s comprehensive review of the competitiveness of the compensation, including the base salaries and long-term incentive compensation, of our named executive officers. Grahall also provided advice with respect to the Chief Executive Officer’s compensation and a new employment agreement with the Chief Executive Officer. In 2007, our human resources personnel prepared comparisons using this group of peer companies with respect to the form of payment of annual incentive bonuses and the form of our long-term incentive awards. In 2006, FWC compiled compensation information for the five highest paid executive officers at each of those companies for 2004 (which was the latest information available at the time of the February 2006 Compensation Committee meeting at which 2006 compensation was considered), and used that information to derive various levels of compensation, against which we compared the base salaries, annual incentive bonuses and long-term incentives of our named executive officers for 2006. The results of these exercises are discussed below under “Elements of Compensation.”

Delayed Vesting of Long-Term Incentives

Awards granted under our 2006 Share Incentive Plan have been in the form of restricted shares, share units that convert on a one-to-one basis into Common Shares and options to purchase Common Shares. All of these awards vest over a period of time. For example, annual awards under our 2006 Share Incentive Plan made in February 2008 and in prior years have been made half in share units, which vest in equal installments on the third and fourth anniversaries of the date of grant, and half in options, which become exercisable in equal annual installments on the first four anniversaries of the date of grant. Special restricted share awards granted under our 2006 Share Incentive Plan to our named executive officers in July 2008 vest in three equal annual installments on the first three anniversaries of the date of grant. All of these awards are generally conditioned upon the continued employment of the recipient on each installment date.

Awards granted under our Executive Incentive Plan in 2008 will be settled after completion of a three-year performance cycle. In general, settlement is conditioned upon the continued employment of the participant and the return on equity achieved throughout the three-year performance cycle.

The vesting of awards under the 2006 Share Incentive Plan and the Executive Incentive Plan may be accelerated under limited circumstances as discussed below under “Acceleration Events.”

Change in Control Severance Plan

In May 2007, with the assistance of the compensation consultant FWC as described above, the Compensation Committee adopted the CIC Plan, which provides severance benefits to certain of our employees, including the named executive officers, in the event of a termination of employment by the Company without cause or by the employee for good reason during the two-year period following a change in control. The purpose of the CIC Plan is to secure the continued services, dedication and objectivity of our employees in the event of any possible or actual change in control without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created thereby.

In determining whether to adopt the CIC Plan and the benefits available to our named executive officers under the CIC Plan, the Compensation Committee reviewed estimates of the total cost of the CIC Plan to the Company and considered the recommendations of FWC regarding the CIC Plan with respect to the scope of participation, the provision for excise tax gross-ups for any “parachute payments” under Section 280G of the Internal Revenue Code, and restrictive covenants applicable to participants. By adopting the CIC Plan, we have increased the severance multiples for our named executive officers to levels in line with those typically provided to senior executives of our peer companies in change in control situations. We believe that the CIC Plan, when combined with our other retention strategies, further strengthens our ability to retain our senior executive officers in the event of a change in control. The severance benefits provided under the CIC Plan are described in more detail under “Elements of Compensation — Acceleration Events,” “Elements of Compensation — Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below.

Retention Bonus Plan

In March 2007, the Board authorized the adoption of a Retention Bonus Plan, effective April 27, 2007, in order to ensure our employees’ continued dedication and efforts, to help retain qualified employees and to maintain a stable work environment. The Company made cash bonus awards pursuant to the Retention Bonus Plan to all employees with a title of Senior Vice President and below. Mr. Krantz, who had not yet been promoted to his current position of Executive Vice President and Chief Financial Officer at the time of these awards, received a cash award of $150,000 under the Retention Bonus Plan, which was paid in a single lump-sum payment on March 31, 2008 in accordance with the terms of the Retention Bonus Plan.

Elements of Compensation

The principal elements of executive compensation are base salary, annual incentive bonus awards under the Annual Incentive Plan, long-term incentive awards under the 2006 Share Incentive Plan and long-term incentive awards under the Executive Incentive Plan. These elements, as well as perquisites and other compensation, are reviewed by the Compensation Committee on an annual basis at a meeting generally held in February of each year, and may be reviewed at other times if the Board or the Compensation Committee determines a review is necessary and appropriate. Pursuant to the charter of the Compensation Committee, the Compensation Committee determines the Chief Executive Officer’s compensation after consultation with each of the directors on the Board, and reviews the recommendations of the Chief Executive Officer concerning the compensation of the other named executive officers and makes determinations with respect thereto. The elements of compensation are discussed below.

At its meeting in February 2008, the Compensation Committee determined that it should undertake a comprehensive review of the competitiveness of our executive compensation program and deferred compensation adjustments for our named executive officers pending completion of this review. As described above, this review was conducted in June and July of 2008 with the assistance of the compensation consultant Grahall. The review showed that certain elements of our executive compensation program were not competitive and resulted in the implementation by the Compensation Committee, at its meeting in July 2008, of changes to the compensation arrangements for each of our named executive officers and a new employment agreement for Mr. Price.

The initial term of Mr. Price’s old employment agreement was to expire on August 1, 2009. The Board and Compensation Committee determined that it was in the best interests of the Company to retain Mr. Price as the Chief Executive Officer beyond that date. Therefore, in July 2008 the Compensation Committee implemented a new compensation arrangement with Mr. Price in order to ensure his continued service. The various components of the new compensation arrangement are described below, and are set forth in a new three-year employment agreement with Mr. Price dated July 24, 2008 (the “Price Agreement”), which was approved by the Board, upon the recommendation of the Compensation Committee, in July 2008 and is described below under “Employment Agreements and Arrangements with Named Executive Officers — Michael D. Price.”

The Compensation Committee also considered whether the Company should seek to enter into new employment agreements with each of the other named executive officers. Because each of the other executive officers has either an automatically renewing employment agreement (Messrs. Lombardozzi, Porter and Krantz) or a continuous employment arrangement (Ms. Mitchell) with the Company, the Compensation

Committee determined that new employment agreements were not required at this time. However, in order to increase the retention and stability of the executive management team, internal compensation parity among the named executive officers and the proportion of their compensation that is based on the Company’s performance and to bring their compensation in line with the compensation of executives at our competitors and peer companies, the Compensation Committee approved certain changes to the compensation arrangements for each of these named executive officers. The changes included base salary increases effective as of March 1, 2008, grants of restricted shares under the 2006 Share Incentive Plan, and increases in the target payouts for the share unit awards under the Executive Incentive Plan. In addition, the Compensation Committee increased the target bonus percentages for the annual incentive bonus awards for Mr. Porter, Ms. Mitchell and Mr. Krantz under the Annual Incentive Plan.

Base Salary

The Compensation Committee reviews and determines the base salary of the Chief Executive Officer and reviews and makes determinations with respect to the base salaries of the other named executive officers based on the recommendations of the Chief Executive Officer. Base salaries are generally adjusted to reflect promotions, increases in responsibilities and competitive considerations. Otherwise, we do not generally make annual increases in the base salaries of our named executive officers, preferring instead to focus on the performance-based elements of our compensation program. In July 2008, in connection with its review of the competitiveness of the compensation of our named executive officers, the Compensation Committee determined to increase the base salaries of Messrs. Lombardozzi, Porter and Krantz and Ms. Mitchell. The Compensation Committee had not increased the base salaries of Mr. Lombarozzi and Ms. Mitchell since 2005 and had not increased Mr. Porter’s base salary since 2006. Mr. Krantz’s base salary was increased in 2007 in connection with his promotion to Chief Financial Officer of the Company and was further increased in 2008 to improve internal compensation parity among the executive officers, particularly in light of the importance of the Chief Financial Officer function. Mr. Lombardozzi’s base salary was increased by 7.0% from $467,500 to $500,000, Mr. Porter’s base salary was increased by 17.6% from $425,000 to $500,000, Ms. Mitchell’s base salary was increased by 11.8% from $425,000 to $475,000 and Mr. Krantz’s base salary was increased by 16.4% from $365,000 to $425,000. The base salary increases were retroactive to March 1, 2008 because that is the date that increases would have taken effect if approved by the Compensation Committee at its February 2008 meeting, the meeting at which base salary reviews typically take place.

Awards granted to our named executive officers under each of the Annual Incentive Plan, the 2006 Share Incentive Plan and the Executive Incentive Plan, as discussed below, are generally based on a specified percentage of base salary, and thus any adjustments in base salary would generally result in corresponding adjustments in the value of future awards under those plans.

Annual Incentive Plan

Our Annual Incentive Plan is structured to reward our named executive officers based on short-term corporate performance, subject to adjustment in the discretion of the Compensation Committee based on individual performance. The Compensation Committee established return on equity as the corporate performance measure under the Annual Incentive Plan for the years 2008 and 2009.

The Annual Incentive Plan provides for the determination of an aggregate bonus pool in respect of the prior year equal to the sum of all participants’ target bonuses, which is a percentage of the participants’ base salaries, multiplied by the performance bonus multiplier that applies based on return on equity for the year. The actual annual incentive bonuses payable to our named executive officers out of the bonus pool are determined in the discretion of the Compensation Committee and reflect the individual performance of the named executive officers.

In February 2008, the Compensation Committee determined that the 2008 target bonus for Mr. Price would be 200% of his base salary earned in 2008, that the 2008 target bonus for each of Messrs. Lombardozzi and Porter and Ms. Mitchell would be 100% of his or her base salary earned in 2008 and that the 2008 target bonus for Mr. Krantz would be 75% of his base salary earned in 2008. The Compensation Committee also determined that the performance bonus multiplier for 2008 would be 100% if return on equity was between 12% and 15%, 0% if return on equity was below 4%, 50% to 100% if return on equity was between 4% and 12%, and 100% to 200% if return on equity was between 15% and 20% or more, in each case determined through straight-line interpolation. For 2008, return on equity was 13.0%, and thus the performance bonus multiplier for the year was 100%.

In July 2008, in connection with its review of the competitiveness of the compensation of our named executive officers, the Compensation Committee determined that the target bonuses for the annual incentive bonus awards expected to be made under the Annual Incentive Plan commencing in February 2009 to each of Mr. Krantz, Ms. Mitchell and Mr. Porter with respect to the 2009 calendar year and subsequent calendar years would be increased to 100%, 125% and 125% of earned base salary, respectively, from 75%, 100% and 100%, respectively, in order to bring their annual incentive bonus compensation in line with that of our peer companies. In addition, with respect to Ms. Mitchell and Mr. Porter, the Compensation Committee wanted to increase the proportion of their total compensation that is performance-based because, as heads of our operating subsidiaries, they have the ability to directly influence the Company’s results of operations. In approving the increase to Mr. Krantz’s target bonus, the Compensation Committee also considered internal compensation parity among the named executive officers and the importance of the Chief Financial Officer function. In addition, the Compensation Committee determined that the target bonus for Mr. Price’s annual incentive bonus award will continue to be $1,500,000 (equal to 200% of his earned base salary) and the actual annual incentive bonus award paid to Mr. Price will continue to be equal to his target bonus multiplied by the performance bonus multiplier, provided that the Compensation Committee in its sole discretion may reduce the actual annual incentive bonus by an amount that is no greater than 20% of the product of the target bonus multiplied by the performance bonus multiplier. This limit on the Compensation Committee’s discretion was agreed to as part of the negotiation of the Price Agreement, which is described below under “Employment Agreements and Arrangements with Named Executive Officers — Michael D. Price.” Previously, the Compensation Committee, in its sole discretion, was permitted to reduce or increase the actual amount of Mr. Price’s annual incentive bonus by any amount.

In February 2009, the Compensation Committee confirmed its July 2008 determinations that the 2009 target bonus for Mr. Price would be $1,500,000 (equal to 200% of his base salary earned in 2009), that the 2009 target bonus for each of Mr. Porter and Ms. Mitchell would be 125% of his or her base salary earned in 2009 and that the 2009 target bonus for Mr. Krantz would be 100% of his base salary earned in 2009. The Compensation Committee also determined that Mr. Lombardozzi’s target bonus for 2009 would be 100% of his base salary earned in 2009. The Compensation Committee also determined that the performance bonus multiplier for 2009 would be 100% if return on equity is between 10% and 13%, 0% if return on equity is below 4%, 50% to 100% if return on equity is between 4% and 10%, and 100% to 200% if return on equity is between 13% and 20% or more, in each case determined through straight-line interpolation.

At its February 2008 meeting, in addition to the financial objectives discussed above, the Compensation Committee approved non-financial individual objectives for the Chief Executive Officer for 2008 which included developing a succession plan and reporting the plan to the Board, maintaining our current A.M. Best and Standard & Poor’s (“S&P”) ratings, continuing personal on-site meetings with investors, continuing the fostering of teamwork in the executive group by conducting at least two executive management meetings outside the United States and managing any excess capital that may have developed in 2008. In February 2009, the Compensation Committee determined that Mr. Price substantially met these individual objectives. As a result, Mr. Price’s annual incentive bonus for 2008 was determined to be $1,500,000, which equals 200% of his earned base salary of $750,000, multiplied by the Company’s performance bonus multiplier of 100% for 2008.

The Compensation Committee also approved non-financial individual objectives for the Chief Executive Officer for 2009 at its February 2009 meeting, which include monitoring tax legislation that may be considered in the United States, assessing alternative domiciles for the Company and Platinum Bermuda, maintaining our current A.M. Best and S&P ratings, continuing personal on-site meetings with investors, continuing the fostering of teamwork in the executive group by conducting at least two executive management meetings outside the United States and managing any excess capital that may develop in 2009.

The Chief Executive Officer made a recommendation to the Compensation Committee that Mr. Krantz receive an annual incentive bonus for 2008 equal to 75% of his earned base salary in 2008 multiplied by the performance bonus multiplier of 100%, and that each of Mr. Lombardozzi, Mr. Porter and Ms. Mitchell receive an annual incentive bonus for 2008 of 100% of his or her earned base salary in 2008 multiplied by the performance bonus multiplier of 100%. The Chief Executive Officer’s recommendation was based on the financial performance of the Company and reflects his assessment of the individual performance of each named executive officer. In February 2009, the Compensation Committee determined to accept the Chief Executive Officer’s recommendation. The actual amounts of the annual incentive bonuses received by the named executive officers in respect of 2008 were paid in the first quarter of 2009.

We typically pay the annual incentive bonuses earned by our named executive officers under the Annual Incentive Plan in a combination of cash and share units that vest immediately and that convert on a one-to-one basis into Common Shares, or in all cash if a named executive officer has achieved his or her target share ownership level. The share unit portion of the annual incentive bonus will convert into Common Shares 30 days after the award date, regardless of employment status at that time. We believe that paying the annual incentive bonus award in cash once an executive officer achieves his or her required level of share ownership increases the competitiveness of our compensation structure in that it better aligns our compensation with that of our peer group of companies, most of which pay annual incentive bonuses entirely in cash. The annual incentive bonus in respect of 2008 for each of Messrs. Price, Lombardozzi and Porter and Ms. Mitchell was paid entirely in cash because each had achieved his or her target share ownership level, and the annual incentive bonus in respect of 2008 for Mr. Krantz was paid 50% in cash and 50% in fully-vested share units.

Long-Term Incentives

2006 Share Incentive Plan.  The 2006 Share Incentive Plan, which replaced a predecessor plan and was approved by shareholders at our 2006 Annual General Meeting of Shareholders, provides that the Compensation Committee has authority to grant equity awards in the form of restricted shares, share units, options to purchase Common Shares and share appreciation rights. These equity awards, which vest over time, focus our named executive officers on improving our share price over the long term and provide a significant retention incentive.

We generally grant equity awards under the 2006 Share Incentive Plan to our named executive officers with a value of up to approximately 100% of base salary per year, and may also grant additional equity awards to our named executive officers in other circumstances, such as for new hires and promotions. Ordinarily, annual equity awards are made at the Compensation Committee’s February meeting.

In February 2008, the annual equity awards were made with half of the value in the form of share units and half of the value in the form of options. We believe that this allocation provides an incentive balanced between preserving the Company’s share price for that portion of the award with embedded value (share units) and increasing the share price in order to realize any value (options). The embedded value of share units also provides a more significant incentive to remain with the Company during the vesting period. Mr. Lombardozzi received an equity award valued at approximately $467,500, half in the form of 6,892 share units and half in the form of options to purchase 32,065 Common Shares at an exercise price of $33.92 per Common Share. Ms. Mitchell received an equity award valued at approximately $425,000, half in the form of 6,265 share units and half in the form of options to purchase 29,150 Common Shares at an exercise price of $33.92 per Common Share. Mr. Porter received an equity award valued at approximately $425,000, half in the form of 6,265 share units and half in the form of options to purchase 29,150 Common Shares at an exercise price of $33.92 per Common Share. Mr. Krantz received an equity award valued at approximately $273,750, half in the form of 4,036 share units and half in the form of options to purchase 18,776 Common Shares at an exercise price of $33.92 per Common Share. For each named executive officer, the number of options was calculated based on a Black-Scholes calculation that valued each option at approximately $7.29 per share. The share units will convert on a one-to-one basis into Common Shares in equal installments on the third and fourth anniversaries of the date of grant and the options will become exercisable in equal annual installments on the first four anniversaries of the date of grant, based on the continued employment of the recipient on each installment date. Any dividends paid on our Common Shares during the vesting period are credited to the named executive officers in respect of share units held by them as dividend equivalent rights that accumulate as cash. These dividend equivalent rights are subject to the same vesting requirements as the share units.

In connection with entering into a five-year employment agreement in 2004, Mr. Price received an award of 98,531 restricted shares which vest in equal installments on each of the first five anniversaries of the date of grant. This award had a value of approximately $2.75 million as of the date of grant. In light of this award, no equity awards under the 2006 Share Incentive Plan or the predecessor plan were made to Mr. Price in 2005, 2006 or 2007. In July 2008, in connection with entering into the Price Agreement and the Compensation Committee’s review of the competitiveness of our executive officer compensation, Mr. Price received an award of 100,000 restricted shares which vest in equal installments on each of the first three anniversaries of the date of grant. This award had a value of approximately $3.61 million on the date of grant. Any dividends paid on our Common Shares during the vesting period are paid to Mr. Price in cash in respect of restricted shares held by him. Pursuant to the Price Agreement, Mr. Price will not be eligible to receive additional equity awards under the 2006 Share Incentive Plan during the term of the Price Agreement, which ends on July 31, 2011.

In July 2008, in connection with the Compensation Committee’s review of the competitiveness of our executive officer compensation, Messrs. Lombardozzi, Krantz and Porter and Ms. Mitchell received awards of restricted shares which vest in equal installments on each of the first three anniversaries of the date of grant. In making these awards, the Compensation Committee and the Chief Executive Officer desired to increase the retention and stability of our executive management team for the next several years and considered restricted shares to be the best form of equity award for this purpose. Mr. Lombardozzi and Mr. Porter each received an award of 40,000 restricted shares valued at approximately $1.41 million on the date of grant; Ms. Mitchell received an award of 35,000 restricted shares valued at approximately $1.23 million on the date of grant; and Mr. Krantz received an award of 30,000 restricted shares valued at approximately $1.06 million on the date of grant. Any dividends paid on our Common Shares during the vesting period are paid to the named executive officers in cash in respect of restricted shares held by them. In light of these awards, no annual equity awards under the 2006 Share Incentive Plan were made to these named executive officers in February 2009.

In connection with entering into a three-year employment agreement and an increase in his responsibilities to include serving as Chief Administrative Officer in 2005, Mr. Lombardozzi received an equity award valued at approximately $1.05 million on the date of grant. This award was made half in the form of 18,428 restricted shares that vested in equal annual installments on each of the first three anniversaries of the date of grant and half in the form of options to purchase 69,105 Common Shares at an exercise price of $28.49 per Common Share which became exercisable in equal annual installments on the first three anniversaries of the date of grant. This number of options to purchase Common Shares was determined based on a Black-Scholes calculation that valued each restricted share at approximately 3.75 times one share option. In light of these awards, no equity award under the 2006 Share Incentive Plan was made to Mr. Lombardozzi in 2006.

In connection with entering into a three-year employment agreement and his promotion to Chief Executive Officer of our Bermuda operating subsidiary in February 2006, Mr. Porter received an equity award valued at approximately $950,000 on the date of grant. This award was made half in the form of 15,534 restricted shares that vested in equal annual installments on the first three anniversaries of the date of grant and half in the form of options to purchase 58,253 Common Shares (based on the Black-Scholes calculation described above) at an exercise price of $30.58 per Common Share which became exercisable in equal annual installments on the first three anniversaries on the date of grant.

Equity Award Policy.  The 2006 Share Incentive Plan provides that equity awards may be granted by the Compensation Committee, by an officer of the Company pursuant to delegation of authority by the Compensation Committee and, for grants to nonemployee directors, by the Board. In order to provide uniformity among awards, and to establish certainty with respect to certain award terms, in October 2006 the Compensation Committee adopted an equity award policy that applies to all awards made under the 2006 Share Incentive Plan to nonemployee directors (other than formula grants, the timing of which is predetermined), executive officers and other employees. This policy is also used for equity awards made pursuant to our Annual Incentive Plan and Executive Incentive Plan.

The equity award policy provides that, in general, awards shall be granted to eligible persons once per year, at a meeting of the Compensation Committee (or, in the case of awards to nonemployee directors, the Board) held around the time of the public release of the Company’s year-end financial results in February. Awards may also be granted at other times if the Compensation Committee or the Board determines necessary under provided that the date of grant and fair market value of any such awards shall be determined in accordance with the equity award policy, as described below.

The equity award policy provides that each award shall have a date of grant and fair market value that are determined in a consistent manner. In July 2008, in order to provide more flexibility, the Compensation Committee amended the equity award policy to provide that the date of grant of each award may be any day falling within the Company’s “open window” periods for securities trading on or after the date the award is made. Prior to the July 2008 amendment, the equity award policy provided that the date of grant of an award was required to be the second business day after the quarterly or annual release of earnings next succeeding the date on which the award was made. The fair market value, for purposes of determining the initial value of an award, including the exercise price of an award of options, is determined using the closing sales price of our Common Shares on the trading day immediately preceding the date of grant. The equity award policy is designed to ensure that the value of each award, which is based on the market price of our Common Shares, is determined at a time when there is no material non-public information relating to the Company and when our most recent financial results have been released to the public, with the opportunity for those results to be disseminated to the market over at least one full business day and reflected in the market price of our Common Shares. We believe that this removes any concern that material non-public information could be a factor in the timing and consequent valuation of equity awards.

The equity award policy also documents the Compensation Committee’s delegation of authority to make awards. This delegation authorizes the Chief Executive Officer of the Company to grant awards to employees or prospective employees of the Company with the title of Vice President or below, provided that the maximum number of Common Shares that the Chief Executive Officer may grant in any calendar year may not exceed 10,000 Common Shares to any one individual or 50,000 Common Shares to all such individuals. For purposes of calculating these maximums, each Common Share that may be issued pursuant to an award of options will be deemed to be one Common Share, and each Common Share that may be issued pursuant to an award of restricted shares or share units will be deemed to be 2.67 Common Shares (for example, an award of 1,000 share units would be deemed to be 2,670 Common Shares). The policy provides that the Chief Executive Officer may grant awards at any time that he determines to be necessary under the circumstances, provided that the date of grant and fair market value of any such awards shall be determined as described above.

The equity award policy provides that once a date of grant has been specified for an award, it may not be changed. Also, promptly following the date of grant of an award, an award agreement, which shall identify the date of grant and the fair market value, the vesting and the term, and any other relevant terms and conditions of the award, shall be prepared and signed by the Company and the recipient. These provisions are designed to avoid any ambiguity regarding the terms of an award.

Executive Incentive Plan.  Our compensation program includes as an important element a long-term incentive for our named executive officers which measures performance over a three-year period. Our Executive Incentive Plan focuses our executive officers on profitability over a longer term than our Annual Incentive Plan, which is oriented toward single-year results. We believe that a portion of the compensation earned by our executive officers should be based upon the multi-year financial impact of their decisions. A longer term view is important for the success of our casualty business where, due to the greater time lag between the occurrence, reporting and payment of claims (as compared with property damage claims), results are not known for several years. We also believe that the Executive Incentive Plan provides a significant benefit in the retention of named executive officers over time. Average return on equity is the performance measure under the Executive Incentive Plan for each performance cycle.

The Executive Incentive Plan provides for awards of share units, determined by dividing the dollar amount of the award by the fair market value of the Common Shares on the date of grant. After the completion of the three-year performance cycle and determination of the average return on equity, the number of share units will be multiplied by the performance percentage that applies based on that average return on equity for the cycle. In February 2008, for the 2008-2010 performance cycle, the Compensation Committee granted an award of share units to Mr. Price with a value approximately equal to 100% of his 2008 base salary and awards of share units to Messrs. Lombardozzi, Porter and Krantz and Ms. Mitchell with a value approximately equal to 75% of their 2008 base salaries. The percentage for Mr. Price was higher than the percentage for the other named executive officers because the Compensation Committee wanted to deliver a relatively higher percentage of Mr. Price’s compensation as a long-term performance-based award. The Compensation Committee also determined that the share units will be multiplied by a performance percentage of 0% for average return on equity of less than 6% and 1% to 200% for average return on equity of between 6% and 18% or more, determined through straight-line interpolation.

In July 2008, in connection with its review of the competitiveness of the compensation of our named executive officers, the Compensation Committee determined that the target value of the share unit awards expected to be made under the Executive Incentive Plan commencing in February 2009 to each of Messrs. Lombardozzi, Porter and Krantz and Ms. Mitchell with respect to the three-year performance cycles commencing with the 2009-2011 performance cycle would be increased from 75% to 100% of base salary in order to bring their long-term incentive compensation in line with that of our competitors and peer companies, increase the retention and stability of our executive management team and increase the proportion of their total compensation that is performance-based. Accordingly, in February 2009 the Compensation Committee granted an award of share units for the 2009-2011 performance cycle to each of our named executive officers with a value equal to 100% of their 2009 base salaries. The Compensation Committee also determined that the share units will be multiplied by a performance percentage of 0% for average return on equity of less than 6% and 1% to 200% for average return on equity of between 6% and 18% or more, determined through straight-line interpolation.

Although the Executive Incentive Plan provides that share units may be settled in cash, Common Shares or a combination of cash and Common Shares as determined by the Compensation Committee in its sole discretion, we intend to settle the share units in Common Shares, by multiplying the number of share units awarded by the applicable performance percentage and converting that number of share units into Common Shares on a one-to-one basis. In general, settlement is conditioned upon the continued employment of the participant at the time of settlement. The share units under the Executive Incentive Plan do not carry dividend equivalent rights. The share unit awards made to each of Messrs. Price, Lombardozzi and Porter and Ms. Mitchell under the Executive Incentive Plan for the 2006-2008 performance cycle vested in February 2009. In February 2009, the Compensation Committee determined that, for purposes of the Executive Incentive Plan, average return on equity over the 2006-2008 performance cycle was greater than 18%, resulting in a payout to each of these named executive officers of that number of Common Shares equal to the number of share units awarded for the performance cycle multiplied by the maximum performance percentage for the performance cycle of 200%.

Perquisites

Almost all of the perquisites that we pay to our named executive officers relate to the fact that our headquarters and Platinum Bermuda are located in Bermuda. All of our named executive officers except for Ms. Mitchell, who is the President and Chief Executive Officer of Platinum US, work in Bermuda and have relocated there from the United States or the United Kingdom. This relocation involved establishing a home in Bermuda. We follow the practice of many Bermuda companies of providing allowances to executives who have relocated to Bermuda.

The principal perquisites for the named executive officers who have relocated to Bermuda consist of housing and automobile allowances. The amounts paid in respect of these allowances are driven primarily by market conditions in Bermuda and the income taxes that may be assessed on such allowances. These named executive officers received payments to cover relocation expenses when they moved to Bermuda. We also pay the membership fees associated with a club membership in Bermuda, which fees did not exceed $7,000 for any named executive officer in 2008. Finally, the employment agreements of certain of our named executive officers provide for our payment of the costs of airfare for a specified number of visits by them and their families to the United States.

Other Items Comprising All Other Compensation

In addition to the elements of compensation discussed above, we make employer contributions to the Company’s various qualified and non-qualified defined contribution savings and profit-sharing plans totaling 10% of base salary for each of our employees, including our named executive officers. As described below under “Other Considerations,” as a result of the enactment of Section 457A of the Internal Revenue Code, the Executive Retirement Savings Plan of Platinum US was amended to provide that our Bermuda-based named executive officers, Messrs. Price, Lombardozzi, Porter and Krantz, will not be eligible to participate therein for any periods after December 31, 2008. Instead, each of those named executive officers will receive an amount in cash equal to the amount we would have contributed to the Executive Retirement Savings Plan for him. We do not have a defined benefit pension plan or any supplemental retirement benefits.

Acceleration Events

As discussed above under “Retention,” our long-term incentives are subject to delayed vesting coupled with forfeiture for certain departures prior to vesting. These awards are also subject to accelerated vesting or payment under certain circumstances as discussed below.

Annual equity awards have been made to our named executive officers under the 2006 Share Incentive Plan in the form of share units and options. Ordinarily, the share units convert on a one-to-one basis into Common Shares and vest in equal installments on the third and fourth anniversaries of the date of grant, and the options become exercisable in equal annual installments on the first four anniversaries of the date of grant, based on the continued employment of the named executive officer on each installment date. In the event of the death or disability of the named executive officer or upon a change in control of the Company, the share units would automatically vest and convert on a one-to-one basis into Common Shares and the options would vest and become fully exercisable.

Equity awards have also been made to certain of our named executive officers under the 2006 Share Incentive Plan or our predecessor plan in connection with entering into new or amended employment agreements or a comprehensive review of our executive compensation arrangements, as described above under “2006 Share Incentive Plan.” The restricted share awards made to each of our named executive officers in July 2008 vest over a period of three years. These restricted shares would vest upon a change in control of the Company or in the event that the named executive officer’s employment is terminated without cause by the Company or for good reason by the executive. In addition, for all of our named executive officers other than Mr. Price, these restricted shares would vest in the event of the death or disability of the named executive officer. For Mr. Price, in the event of his death or disability, the number of these restricted shares that would have vested in the one-year period following his death or disability would vest. Pursuant to the Price Agreement, all unvested equity awards held by Mr. Price (other than awards under the Executive Incentive Plan) would vest and become fully exercisable in the event that his employment is terminated without cause by the Company or by him for good reason. In addition, in the event of Mr. Price’s death or disability, all equity awards held by Mr. Price (other than awards under the Executive Incentive Plan) that would have vested or that would have become exercisable within one year after his death or disability would vest or become fully exercisable.

Our Executive Incentive Plan provides for the award of share units at the beginning of a three-year performance cycle. Ordinarily, the share units are settled in Common Shares after completion of the cycle. However, under certain circumstances a named executive officer would be entitled to a prorated settlement of Common Shares in respect of his or her share units prior to completion of the cycle. In the event of the death or disability of the named executive officer, his or her retirement with the consent of the Compensation Committee, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive a settlement of Common Shares on a prorated basis, based upon the period of service prior to the event and the performance of the Company as of the end of the fiscal quarter following a termination of employment or prior to a change in control. In addition, pursuant to the Price Agreement, in the event Mr. Price’s employment terminates upon or after the expiration of the term of the Price Agreement, he is entitled to receive payment in respect of each award granted to him under the Executive Incentive Plan in 2009, 2010 and 2011 on a prorated basis based on his period of service prior to the termination of employment and the performance of the Company as of the end of the fiscal quarter preceding the termination of employment, provided he signs a release. Our view is that this portion of the award will have been earned at the time of termination, and the named executive officer’s termination will have been involuntary or with the consent of the Company.

Pursuant to the CIC Plan, in the event of a termination of a named executive officer’s employment by the Company without cause or by the named executive officer for good reason during the two-year period following a change in control, all share options, restricted shares or other equity incentives held by a participant, that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms) will vest, and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier). Other severance benefits provided for under the CIC Plan are more fully described under “Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below.

For purposes of these acceleration events, in general “cause” means the willful failure to perform duties, conviction of a felony, fraud or dishonesty, or, in certain cases, the willful engagement in illegal conduct or gross misconduct which is injurious to the Company, the breach of restrictive covenants contained in an employment or award agreement, the sale of Common Shares other than as permitted by the Company or the abandonment of Bermuda as a primary residence or principal office without consent; “good reason” means reduction of base salary or target bonus, reduction in the scope of duties or responsibilities or change in location of employment, or, in certain cases, an adverse change in titles or offices with the Company, a breach by the Company of a material provision of an employment agreement; and “change in control” means an acquisition of at least 50% of the Common Shares by an individual or group other than any such acquisition directly from the Company, a change in the composition of a majority of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or certain mergers or consolidations involving the Company.

Except as discussed below under “Severance Arrangements” and “Potential Payments Upon Termination or Change in Control,” the named executive officers are not entitled to any other post-termination payments or benefits in the event of a change in control or retirement.

Severance Arrangements

Change in Control Severance Plan.  The severance benefits to which each of the named executive officers is entitled under the CIC Plan in the event of a termination of employment by the Company without cause or by the employee for good reason during the two-year period following a change in control include a severance payment equal to the sum of one year’s base salary in the last twelve months plus target bonus for the year of termination then multiplied by a severance multiple of 200%; continued health care, disability and life insurance coverage for the executive and his or her dependents for two years; and reasonable relocation expenses to return to his or her home country. Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits. These severance benefits are more fully described under “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements.  Each of our named executive officers has an employment or other agreement that provides for a lump sum cash payment equal to one year’s base salary and target bonus in the event that his or her employment is terminated by the Company without cause or by the executive for good reason. In addition, the Price Agreement provides that Mr. Price will receive a prorated payment of his annual incentive bonus award under the Annual Incentive Plan for the year in which a termination by the Company without cause or by Mr. Price for good reason occurs. These provisions were included in the employment agreements in order to attract qualified professionals, and we believe that these provisions have continued utility for us in that the separation payment that is required to be made to each of our named executive officers is fixed in advance at a reasonable level, and it is payable only upon execution of a release by the named executive officer in favor of the Company. We also view the one-year period as a reasonable length of time for the named executive officer to secure employment in an equivalent executive position.

Other Considerations

Section 162(m) of the Internal Revenue Code imposes a limitation of $1 million per year on the U.S. corporate income tax deduction for compensation paid to our named executive officers that are employees of our U.S. operating subsidiary. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” Of our named executive officers, only Ms. Mitchell is employed by our U.S. operating subsidiary. The 2006 Share Incentive Plan was designed to meet the requirements for performance-based compensation, and our Section 162(m) Performance Incentive Plan, which was approved by shareholders at our 2003 Annual General Meeting, was utilized for the grant to Ms. Mitchell in 2008 and 2009 of other incentive compensation under the Annual Incentive Plan and the Executive Incentive Plan in a manner that meets the requirements for performance-based compensation under Section 162(m). For 2008, the performance criteria for the Section 162(m) Performance Incentive Plan was the Company’s 2008 net income and the maximum bonus award to any officer with a title of Executive Vice President or above was 1% of net income, subject to reduction in the discretion of the Compensation Committee. In February 2009, the Compensation Committee determined that the same performance criteria and maximum bonus would apply for awards made pursuant to the Section 162(m) Performance Incentive Plan with respect to 2009. Platinum US has not paid any compensation that is not deductible by it under Section 162(m). Nevertheless, the Compensation Committee retains the flexibility under circumstances that it considers appropriate to pay compensation that may not be deductible by our U.S. based subsidiaries under Section 162(m).

In July 2008, the Board, upon the recommendation of the Compensation Committee, approved amendments to certain of the compensation plans of the Company that are applicable to our named executive officers, including the CIC Plan, the Executive Incentive Plan and our executive bonus deferral plans, in order to conform these plans to the requirements of Section 409A of the Internal Revenue Code. In general, these amendments included specifying that the timing of payments under the plans must comply with Section 409A, clarifying when a “separation from service,” as such term is defined in Section 409A, occurs, and providing for a six-month delay in the payment of deferred compensation amounts due to any “specified employee,” as such term is defined in Section 409A. In 2008, the Compensation Committee approved similar amendments to our forms of agreement for awards made under the Executive Incentive Plan.

In October 2008, as a result of the enactment of Section 457A of the Internal Revenue Code, the Board, upon the recommendation of the Compensation Committee, approved amendments to or terminations of certain of the compensation plans of the Company that are applicable to our named executive officers, including the Executive Retirement Savings Plan and the executive bonus deferral plans applicable to our Bermuda-based employees. The amendment of the Executive Retirement Savings Plan was intended to eliminate the deferral of income tax on compensation for services performed after December 31, 2008 by any employee of the Company or our Bermuda operating subsidiary who is a taxpayer in the United States of America (a “U.S. Taxpayer”). The amendment provides that any participant in the Executive Retirement Savings Plan who is a U.S. Taxpayer will not be eligible to participate in the plan for any periods after December 31, 2008, with the result being that such U.S. Taxpayer will not be entitled to any matching offset contributions or any discretionary employer contributions made by us to such plan after December 31, 2008. Therefore, in lieu of a U.S. Taxpayer’s participation in the Executive Retirement Savings Plan, the Board, upon the recommendation of the Compensation Committee, approved a new compensation arrangement which provides that for 2009 and later years we will pay the U.S. Taxpayer an amount in cash equal to the amount we would have contributed to the U.S. Taxpayer pursuant to the Executive Retirement Savings Plan. In addition, the Board authorized the officers of the Company to take all necessary action so that, in accordance with the provisions of Section 457A, all amounts under the Executive Retirement Savings Plan payable to a U.S. Taxpayer are includable in gross income by such U.S. Taxpayer no later than the last taxable year beginning before 2018. Our Bermuda-based named executive officers, Messrs. Price, Lombardozzi, Porter and Krantz, are all affected by these amendments. Our executive bonus deferral plans applicable to Bermuda-based employees had no participants and were terminated.

No wealth accumulation analyses were utilized in connection with our 2008 compensation determinations because we have only been in operation since November 2002.

Conclusion

Our compensation program provides our named executive officers with an opportunity to ultimately earn total annual compensation equal to three to four times their base salaries if financial targets are met, and, for our Chief Executive Officer, over five times his base salary for superior financial results. Taken together, the elements of the program are designed to achieve several goals. Base salary, which is paid throughout the year in cash, provides a current stream of income to our named executive officers. Our Annual Incentive Plan promotes the achievement of short-term financial results. All of the long-term incentives are settled in Common Shares to promote a focus on the preservation and appreciation of our share price over time. Finally, the Executive Incentive Plan promotes the achievement of long-term financial results over a multi-year period. Our compensation program is also designed to provide significant retention incentives by paying compensation that we believe is competitive in the industry and that vests over time. All of these elements work together, providing a balanced approach to achieving our business goal of attractive long-term returns for our shareholders, while establishing the Company as a disciplined risk manager and market leader in selected classes of property and casualty reinsurance.

Summary Compensation Table

The following sets forth information relating to compensation of the Chief Executive Officer and the Chief Financial Officer serving during the fiscal year ended December 31, 2008 and the three next most highly compensated executive officers of the Company for 2008 who were serving as executive officers at the end of the fiscal year ended December 31, 2008, collectively referred to in this proxy statement as the “named executive officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Michael D. Price	2008	750,000	—	2,394,729	—	1,500,000	621,748	5,266,477
President and Chief Executive	2007	750,000	—	1,716,790	—	2,500,000	611,483	5,578,273
Officer of the Company	2006	750,000	—	965,000	—	1,500,000	687,831	3,902,831
James A. Krantz	2008	415,000	150,000	708,990	128,345	155,625	367,606	1,925,566
Executive Vice President and	2007	337,917	—	450,944	74,226	253,438	394,140	1,510,665
Chief Financial Officer of the Company since June 2007
Michael E. Lombardozzi	2008	494,583	—	1,197,506	441,895	494,583	579,851	3,208,418
Executive Vice President,	2007	467,500	—	1,266,741	366,555	467,500	558,916	3,127,212
General Counsel, Chief	2006	467,500	—	419,012	502,674	935,000	568,039	2,892,225
Administrative Officer and Secretary of the Company
Robert S. Porter	2008	487,500	—	1,084,132	354,739	487,500	508,371	2,922,242
Chief Executive Officer of	2007	425,000	—	1,076,079	304,933	425,000	497,977	2,728,989
Platinum Bermuda	2006	383,919	—	330,627	338,150	850,000	556,937	2,459,633
H. Elizabeth Mitchell	2008	466,667	—	1,062,299	353,041	466,667	56,392	2,405,066
President and Chief Executive	2007	425,000	—	1,083,114	227,785	425,000	42,500	2,203,399
Officer of Platinum US	2006	425,000	—	270,545	328,257	850,000	42,500	1,916,302

(1)	The amount shown in the Bonus column represents the amount paid to Mr. Krantz pursuant to the Retention Bonus Plan.

(2)	The amounts shown in the Stock Awards column represent the amount we recognized for financial statement reporting purposes in the applicable fiscal year for share unit and restricted share awards granted to the named executive officers in such fiscal year and prior years, in accordance with SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. These amounts do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The assumptions made in the valuation of stock awards are discussed in Note 11 to the Company’s consolidated financial statements contained in the Company’s 2008 Form 10-K.

(3)	The amounts shown in the Option Awards column represent the amount we recognized for financial statement reporting purposes in the applicable fiscal year for option awards granted to the named executive officers in such fiscal year and prior years, in accordance with SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. These amounts do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The assumptions made in the valuation of option awards are discussed in Note 11 to the Company’s consolidated financial statements contained in the Company’s 2008 Form 10-K.

(4)	The amounts for 2008 include:

	Michael D.	James A.	Michael E.	Robert S.	H. Elizabeth
	Price	Krantz	Lombardozzi	Porter	Mitchell

Housing allowance	$480,000	$288,000	$480,000	$432,000	$—
401(k) and non-qualified plan contributions	75,000	41,500	49,458	48,750	46,667
Personal financial, legal or tax advice fees	4,000	6,985	4,605	—	—
Automobile allowance	8,400	8,400	8,400	8,400	—
Dividends paid on stock awards	25,459	6,023	12,100	10,425	9,725
Home leave allowance	21,439	9,698	24,838	802	—
Club fees	7,000	7,000	—	7,000	—
Disability insurance premiums	—	—	—	994	—
Credit card fees	450	—	450	—	—
All other compensation total	621,748	367,606	579,851	508,371	56,392

Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2008

The following table shows the equity and non-equity awards granted to the named executive officers under our equity and non-equity incentive plans as well all other share and option awards during the fiscal year ended December 31, 2008.

										All Other	All Other
										Stock	Option			Grant
										Awards:	Awards:	Exercise		Date Fair
							Estimated Future			Number of	Number of	or Base		Value of
				Estimated Possible Payouts Under			Payouts Under Equity			Shares of	Securities	Price of	Closing	Stock and
				Non-Equity Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	Option	Price on	Option
	Grant			Threshold	Target	Maximum	Thresho	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Date		Action	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Date (6)	($)
(a)	(b)		Date	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	($/Sh)	(l)

Michael D. Price	2/21/08	(1)	2/20/08	$750,000	$1,500,000	$3,000,000
	2/21/08	(2)	2/20/08				222	22,111	44,222					$750,000
	8/1/08	(5)	7/24/08							100,000				$3,610,000
James A. Krantz	2/21/08	(1)	2/20/08	$77,813	$155,625	$311,250	$77,813	$155,625	$311,250					$155,625
	2/21/08	(2)	2/20/08				81	8,071	16,142					$273,768
	2/21/08	(3)	2/20/08							4,036				$136,901
	2/21/08	(4)	2/20/08								18,776	$33.92	$34.52	$136,877
	7/24/08	(5)	7/23/08							30,000				$1,055,700
Michael E. Lombardozzi	2/21/08	(1)	2/20/08	$247,292	$494,583	$989,167
	2/21/08	(2)	2/20/08				104	10,337	20,674					$350,631
	2/21/08	(3)	2/20/08							6,892				$233,777
	2/21/08	(4)	2/20/08								32,065	$33.92	$34.52	$233,754
	7/24/08	(5)	7/23/08							40,000				$1,407,600
Robert S. Porter	2/21/08	(1)	2/20/08	$243,750	$487,500	$975,000
	2/21/08	(2)	2/20/08				94	9,398	18,796					$318,780
	2/21/08	(3)	2/20/08							6,265				$212,509
	2/21/08	(4)	2/20/08								29,150	$33.92	$34.52	$212,504
	7/24/08	(5)	7/23/08							40,000				$1,407,600
H. Elizabeth Mitchell	2/21/07	(1)	2/20/08	$233,333	$466,667	$933,333
	2/21/08	(2)	2/20/08				94	9,398	18,796					$318,780
	2/21/08	(3)	2/20/08							6,265				$212,509
	2/21/08	(4)	2/20/08								29,150	$33.92	$34.52	$212,504
	7/24/08	(5)	7/23/08							35,000				$1,231,650

(1)	Awards made pursuant to the Annual Incentive Plan in respect of 2008. The terms of the Annual Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Plan.” The threshold amounts were calculated assuming payout of the awards based on achievement of 4% return on equity for 2008, the minimum return on equity that would result in payment pursuant to the awards. The named executive officers would not have received any payments under these awards if return on equity were less than 4%. As these awards were paid on February 23, 2009, amounts reported in columns (c) — (h) represent estimated possible payouts. The payout of the amounts reported in columns (f) — (h) for Mr. Krantz was made in share units based on the fair market value of our Common Shares on the date of payout of $28.65 per share, and such share units were converted into Common Shares after 30 days. The actual amounts of the Annual Incentive Plan awards paid to our named executive officers are as reported in the Summary Compensation Table in column (e), Stock Awards, with respect to the expense related to the portion of the Annual Incentive Plan awards paid in share units and in column (g), Non-Equity Incentive Plan Compensation, with respect to the Non-Equity Incentive Plan portion of the Annual Incentive Plan awards paid in cash.

(2)	Awards made pursuant to the Executive Incentive Plan for the 2008-2010 performance cycle. The terms of the Executive Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Executive Incentive Plan.” The threshold amounts were calculated assuming payout of the awards based on achievement of 6% average return on equity for the 2008-2010 performance cycle, the minimum return on equity that would result in payment pursuant to the awards. The named executive officers will not receive any payments under these awards if return on equity is less than 6%.

(3)	Information relates to share units granted to our named executive officers in 2008 under the 2006 Share Incentive Plan. All the share units vest according to the following schedule: 50% on February 21, 2011 and 50% on February 21, 2012.

(4)	Information relates to stock option grants made to our named executive officers in 2008 under the 2006 Share Incentive Plan. All options expire ten years from the grant date and vest in four equal annual installments beginning on February 21, 2009.

(5)	Information relates to restricted shares granted to our named executive officers in 2008 under the 2006 Share Incentive Plan. Mr. Price’s restricted shares vest in three equal annual installments on each of July 31, 2009, 2010 and 2011. The restricted shares granted to the other named executive officers vest in three equal annual installments on each of July 24, 2009, 2010 and 2011.

(6)	As described under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Equity Award Policy” above, the Company’s equity award policy provides that the fair market value, for purposes of determining the initial value of an award, including the exercise price of an award of options, is determined using the closing sales price of our Common Shares on the trading day immediately preceding the date of grant.

Employment Agreements and Arrangements with Named Executive Officers

The awards and other compensation items set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table are described in more detail above under “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement. The material terms of our employment agreements and arrangements with each of our named executive officers are described below.

Michael D. Price

On July 24, 2008, Mr. Price entered into the Price Agreement, which superseded the employment agreement between Mr. Price and the Company dated August 4, 2004 and the amendment thereto dated February 21, 2007. The term of Mr. Price’s employment under the Price Agreement commenced on August 1, 2008 and will end on July 31, 2011. Pursuant to the Price Agreement, Mr. Price receives a base salary at the rate of $750,000 per year, and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to $1,500,000. The actual annual incentive bonus paid to Mr. Price will be equal to the target multiplied by a performance bonus multiplier, as defined in the Annual Incentive Plan, which may range from 0% to 200% depending upon the achievement of the performance goals relative to the performance criteria established by the Compensation Committee for all participants in the Annual Incentive Plan. The Compensation Committee in its sole discretion may reduce the actual annual incentive bonus by an amount that is no greater than 20% of the product of the target bonus multiplied by the performance bonus multiplier. Pursuant to the Price Agreement, on August 1, 2008 Mr. Price received a grant of 100,000 restricted shares under the terms of the 2006 Share Incentive Plan, which award will vest in three equal installments on July 31 of each of 2009, 2010 and 2011. Mr. Price will not be eligible for additional equity awards during the term of the Price Agreement except as provided in the Price Agreement. The Price Agreement also provides that, on or prior to February 28 of each of 2009, 2010 and 2011, Mr. Price will receive an award under the Executive Incentive Plan of the number of share units equal to $750,000 divided by the fair market value of one Common Share on the date of grant, the payout of which will be subject to the achievement by the Company of certain performance objectives over a three-year period. Mr. Price is required to maintain ownership of 100,000 Common Shares in accordance with the Company’s share ownership guidelines. In addition, he receives reimbursement for air travel for four visits by him and his family to the United States and certain housing and automobile allowances to compensate for the costs of living in Bermuda.

James A. Krantz

Mr. Krantz entered into an employment agreement with the Company dated June 1, 2007 (the “Krantz Agreement”) in connection with his appointment as Executive Vice President and Chief Financial Officer of the Company. The term of Mr. Krantz’s employment under the Krantz Agreement commenced on June 1, 2007 and will end on the third anniversary of that date (which date will be automatically extended annually for an additional year, unless written notice is provided by one party to the other, at least thirty days prior to the end of the term, that the term shall not be extended). Pursuant to the Krantz Agreement, Mr. Krantz receives a base salary at a minimum rate of $365,000 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 75% of earned base salary and a range of 0% to 150% of earned base salary, depending upon the achievement of performance criteria established under the Annual Incentive Plan. As discussed above, in July 2008 Mr. Krantz’s base salary was increased to the rate of $425,000 per year as of March 1, 2008 and his target for the annual incentive bonus pursuant to the Annual Incentive Plan was increased to 100% of earned base salary with a range of 0% to 200% of earned base salary with respect to awards made for 2009 and future years. The Krantz Agreement also provides that Mr. Krantz will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period. As discussed above, in July 2008 Mr. Krantz’s target annual award opportunity under the Executive Incentive Plan was increased to 100% of his base salary for awards made in 2009 and future years. Mr. Krantz is required to accumulate 30,000 Common Shares of the Company in accordance with the Company’s share ownership guidelines. In addition, he receives certain housing and automobile allowances to compensate for the costs of living in Bermuda. In 2006, Mr. Krantz relocated to Bermuda in connection with his appointment as the Company’s Senior Vice President and Chief Accounting Officer. In connection with this appointment, Mr. Krantz was entitled to be reimbursed by the Company for $55,000 of costs and expenses incurred in connection with his relocation to Bermuda, which amount was paid in 2007.

Michael E. Lombardozzi

Mr. Lombardozzi entered into an agreement with the Company effective as of November 1, 2005 (the “Lombardozzi Agreement”). The term of Mr. Lombardozzi’s employment under the Lombardozzi Agreement commenced on November 1, 2005, was automatically extended for an additional year on November 1, 2008 (the third anniversary of that date), and will be automatically extended annually for an additional year unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended. Pursuant to the Lombardozzi Agreement, Mr. Lombardozzi receives a base salary at a minimum rate of $467,500 per year and is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. As discussed above, in July 2008 Mr. Lombardozzi’s base salary was increased to the rate of $500,000 per year as of March 1, 2008. Pursuant to the Lombardozzi Agreement, in 2005 Mr. Lombardozzi received grants of 18,428 restricted shares and an option to purchase 69,105 Common Shares at $28.49 per Common Share under the terms of the predecessor plan to the 2006 Share Incentive Plan, which awards vested or became exercisable in equal annual installments on each of the first three anniversaries of the date of grant. The Lombardozzi Agreement also provides that Mr. Lombardozzi will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period. As discussed above, in July 2008 Mr. Lombardozzi’s target annual award opportunity under the Executive Incentive Plan was increased to 100% of his base salary for awards made in 2009 and future years. Mr. Lombardozzi is required to accumulate 50,000 Common Shares in accordance with the Company’s share ownership guidelines. Mr. Lombardozzi receives reimbursement for air travel for four visits for him and his family to the United States and certain housing and automobile allowances to compensate for the costs of living in Bermuda.

H. Elizabeth Mitchell

Ms. Mitchell currently receives a base salary at the rate of $475,000 per year, and she is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan, with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. As discussed above, in July 2008 Ms. Mitchell’s target for the annual incentive bonus pursuant to the Annual Incentive Plan was increased to 125% of earned base salary with a range of 0% to 250% of earned base salary with respect to awards made for 2009 and future years. Ms. Mitchell is a participant in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of her base salary if the Company achieves certain performance objectives over a multi-year period. As discussed above, in July 2008 Ms. Mitchell’s target annual award opportunity under the Executive Incentive Plan was increased to 100% of her base salary for awards made in 2009 and future years. Ms. Mitchell is expected to accumulate 30,000 Common Shares in accordance with the Company’s share ownership guidelines.

Robert S. Porter

Mr. Porter entered into an employment agreement dated February 26, 2006 with Platinum Bermuda (the “Porter Agreement”), pursuant to which he was appointed Chief Executive Officer of Platinum Bermuda. The term of Mr. Porter’s employment under the Porter Agreement commenced on March 1, 2006, was automatically extended for an additional year on March 1, 2009 (the third anniversary of that date), and will be automatically extended annually for an additional year unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended. Pursuant to the Porter Agreement, Mr. Porter receives a base salary at a minimum rate of $425,000 per year, which salary shall be reviewed annually by the Chairman of Platinum Bermuda, and Mr. Porter is eligible to receive an annual incentive bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. As discussed above, in July 2008 Mr. Porter’s base salary was increased to the rate of $500,000 per year as of March 1, 2008 and his target for the annual incentive bonus pursuant to the Annual Incentive Plan was increased to 125% of earned base salary with a range of 0% to 250% of earned base salary with respect to awards made for 2009 and future years. Pursuant to the Porter Agreement, Mr. Porter received a grant of 15,534 restricted shares and options to purchase 58,253 Common Shares at $30.58 per Common Share under the terms of the 2006 Share Incentive Plan, which awards vested or became exercisable in equal annual installments on each of the first three anniversaries of the date of grant. The Porter Agreement also provides that Mr. Porter will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period. As discussed above, in July 2008 Mr. Porter’s target annual award opportunity under the Executive Incentive Plan was increased to 100% of his base salary for awards made in 2009 and future years. Mr. Porter is required to accumulate 30,000 Common Share in accordance with the Company’s share ownership guidelines. Mr. Porter receives certain housing and automobile allowances to compensate for the costs of living in Bermuda.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth the information with respect to the named executive officers concerning the outstanding equity securities held as of December 31, 2008.

	Option Awards						Stock Awards
												Equity
												Incentive
										Equity		Plan
										Incentive		Awards:
				Equity						Plan		Market
				Incentive						Awards:		or Payout
				Plan						Number of		Value of
				Awards:					Market	Unearned		Unearned
	Number of	Number of		Number of			Number of		Value of	Shares,		Shares,
	Securities	Securities		Securities			Shares or		Shares or	Units or		Units or
	Underlying	Underlying		Underlying			Units of		Units of	Other		Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	Rights		Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have		Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested(1)	Not Vested		Vested(1)
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)		($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Michael D. Price							19,706	(2)	$710,992
										20,054	(3)	$723,548
										49,052	(4)	$1,769,796
										48,050	(5)	$1,733,644
							100,000	(6)	$3,608,000
										44,222	(7)	$1,595,530
James A. Krantz	20,000	—			$22.75	03/02/2013
	3,659	1,220	(9)		$30.75	02/23/2015	650	(8)	$23,452
	3,315	3,315	(11)		$28.29	07/31/2016	1,768	(10)	$63,789
										17,538	(5)	$632,771
	7,441	22,321	(13)		$34.34	05/29/2017	7,281	(12)	$262,698
	—	18,776	(15)		$33.92	02/20/2018	4,036	(14)	$145,619
							30,000	(16)	$1,082,400
										16,142	(7)	$582,403
Michael E. Lombardozzi	150,000	—			$22.50	10/31/2012
										4,849	(3)	$174,952
	18,296	6,098	(9)		$30.75	02/23/2015	3,252	(8)	$117,332
	69,105	—			$28.49	10/31/2015
										22,932	(4)	$827,387
	14,881	44,643	(13)		$34.34	05/29/2017	14,561	(12)	$525,361
										22,464	(5)	$810,501
	—	32,065	(15)		$33.92	02/20/2018	6,892	(14)	$248,663
							40,000	(16)	$1,443,200
										20,674	(7)	$745,918
Robert S. Porter	50,000	—			$22.50	10/31/2012
	50,000	—			$26.74	06/15/2013
	8,005	2,668	(9)		$30.75	02/23/2015	1,423	(8)	$51,342
	38,836	19,417	(18)		$30.58	02/27/2016	5,178	(17)	$186,822
										20,848	(4)	$752,196
	12,649	37,947	(13)		$34.34	05/29/2017	12,377	(12)	$446,562
										20,420	(5)	$736,754
	—	29,150	(15)		$33.92	02/20/2018	6,265	(14)	$226,041
							40,000	(16)	$1,443,200
										18,796	(7)	$678,160
H. Elizabeth Mitchell										4,548	(3)	$164,092
	18,296	6,098	(9)		$30.75	02/23/2015	3,252	(8)	$117,332
	13,030	13,029	(19)		$30.58	02/27/2016	6,949	(20)	$250,720
										20,848	(4)	$752,196
	19,606	58,817	(13)		$34.34	05/29/2017	19,184	(12)	$692,159
										20,420	(5)	$736,754
	—	29,150	(15)		$33.92	02/20/2018	6,265	(14)	$226,041
							35,000	(16)	$1,262,800
										18,796	(7)	$678,160

(1)	Calculated by multiplying the number of shares or units by $36.08, the closing price of our Common Shares on December 31, 2008.

(2)	Unvested portion remaining from award of restricted shares originally vesting in five equal annual installments on August 1, 2005, 2006, 2007, 2008 and 2009.

(3)	Common Shares which vest on February 22, 2010, subject to satisfaction of performance criteria for the 2005-2009 performance cycle. Number of Common Shares is based on achieving the target performance goal of 13% average annual return on equity during the performance period.

(4)	Share units which vest on February 28, 2009, subject to satisfaction of performance criteria for the 2006-2008 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period.

(5)	Share units which vest on February 21, 2010, subject to satisfaction of performance criteria for the 2007-2009 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period.

(6)	Restricted shares which vest in three equal annual installments on July 31 of each of 2009, 2010 and 2011.

(7)	Share units which vest on February 21, 2011, subject to satisfaction of performance criteria for the 2008-2010 performance cycle. Number of share units is based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period.

(8)	Unvested portion remaining from award of share units originally vesting in two equal annual installments on February 24, 2008 and 2009.

(9)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on February 24, 2006, 2007, 2008 and 2009.

(10)	Share units which vest in two equal annual installments on August 1, 2009 and August 1, 2010.

(11)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on August 1, 2007, 2008, 2009 and 2010.

(12)	Share units which vest in two equal annual installments on February 21, 2010 and 2011.

(13)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on February 21, 2008, 2009, 2010 and 2011.

(14)	Share units which vest in two equal annual installments on February 21, 2011 and 2012.

(15)	Options to acquire Common Shares which vest in four equal annual installments on February 21, 2009, 2010, 2011 and 2012.

(16)	Restricted shares which vest in three equal annual installments on July 24 of each of 2009, 2010 and 2011.

(17)	Unvested portion remaining from award of restricted shares originally vesting in three equal annual installments on February 28, 2007, 2008 and 2009.

(18)	Unexercisable portion remaining from award of options to acquire Common Shares which vest in three equal annual installments on February 28, 2007, 2008 and 2009.

(19)	Unexercisable portion remaining from award of options to acquire Common Shares which vest in four equal annual installments on February 28, 2007, 2008, 2009 and 2010.

(20)	Share units which vest in two equal annual installments on February 28, 2009 and 2010.

Option Exercises and Stock Vested for Fiscal Year-End 2008

The following table sets forth the information with respect to the named executive officers concerning option exercises and share units and restricted shares vested on an aggregated basis for the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise(1)	Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Michael D. Price(3)	—	—	19,706	$707,642
James A. Krantz(4)	—	—	8,123	$265,036
Michael E. Lombardozzi(5)	—	—	23,178	$754,514
Robert S. Porter(6)	—	—	19,131	$636,777
H. Elizabeth Mitchell(7)	—	—	15,783	$518,882

(1)	The value realized upon exercise is calculated by multiplying the number of Common Shares acquired on exercise by the difference between the closing price of our Common Shares on the date of exercise and the exercise price of the option.

(2)	The value realized on vesting is calculated by multiplying the number of Common Shares acquired on vesting by the closing price of our Common Shares on the vesting date or, with respect to share units which vested on a weekend or holiday, the trading date immediately preceding the vesting date.

(3)	On August 1, 2008, Mr. Price acquired 19,706 Common Shares on vesting of the fourth of five equal annual installments of an award of 98,531 restricted shares originally granted to him on August 4, 2004. The closing price of our Common Shares on August 1, 2008 was $35.91 per share.

(4)	On February 24, 2008, Mr. Krantz acquired 651 Common Shares on vesting of the first of two annual installments of an award of 1,301 share units originally granted to him on February 24, 2005. The closing price of our Common Shares on February 22, 2008 (the trading date immediately preceding the vesting date) was $34.44 per share. On March 22, 2008, Mr. Krantz acquired 7,472 Common Shares on conversion of an award of share units originally granted to him pursuant to the Annual Incentive Plan on February 21, 2008. The closing price of our Common Shares on March 20, 2008 (the trading date immediately preceding the vesting date) was $32.47 per share.

(5)	On February 24, 2008, Mr. Lombardozzi acquired 3,253 Common Shares on vesting of the first of two annual installments of an award of 6,505 share units originally granted to him on February 24, 2005. The closing price of our Common Shares on February 22, 2008 (the trading date immediately preceding the vesting date) was $34.44 per share. On March 22, 2008, Mr. Lombardozzi acquired 13,783 Common Shares on conversion of an award of share units originally granted to him pursuant to the Annual Incentive Plan on February 21, 2008. The closing price of our Common Shares on March 20, 2008 (the trading date immediately preceding the vesting date) was $32.47 per share. On November 1, 2008, Mr. Lombardozzi acquired 6,142 Common Shares on vesting of the third of three equal annual installments of an award of 18,428 restricted shares originally granted to him on November 1, 2005. The closing price of our Common Shares on November 1, 2008 was $31.74 per share.

(6)	On February 24, 2008, Mr. Porter acquired 1,423 Common Shares on vesting of the first of two annual installments of an award of 2,846 share units originally granted to him on February 24, 2005. The closing price of our Common Shares on February 22, 2008 (the trading date immediately preceding the vesting date) was $34.44 per share. On February 28, 2008, Mr. Porter acquired 5,178 Common Shares on vesting of the second of three equal annual installments of an award of 15,534 restricted shares originally granted to him on February 28, 2006. The closing price of our Common Shares on February 28, 2008 was $34.94 per share. On March 22, 2008, Mr. Porter acquired 12,530 Common Shares on conversion of an award of share units originally granted to him pursuant to the Annual Incentive Plan on February 21,

2008. The closing price of our Common Shares on March 20, 2008 (the trading date immediately preceding the vesting date) was $32.47 per share.

(7)	On February 24, 2008, Ms. Mitchell acquired 3,253 Common Shares on vesting of the first of two annual installments of an award of 6,505 share units originally granted to her on February 24, 2005. The closing price of our Common Shares on February 22, 2008 (the trading date immediately preceding the vesting date) was $34.44 per share. On March 22, 2008, Ms. Mitchell acquired 12,530 Common Shares on conversion of an award of share units originally granted to her pursuant to the Annual Incentive Plan on February 21, 2008. The closing price of our Common Shares on March 20, 2008 (the trading date immediately preceding the vesting date) was $32.47 per share.

Potential Payments Upon Termination or Change In Control

Following is information relating to potential payments to our named executive officers upon termination of their employment or a change in control of the Company, other than payments that do not discriminate in scope, terms or operation in favor of the named executive officers and that are available generally to all salaried employees (including, among other things, any accrued but unpaid base salary and other amounts accrued or owing through the date of termination, the distribution of balances under the Company’s 401(k) plan and profit sharing plan and payments under the Company’s health and welfare plans).

Change in Control Severance Plan

Our CIC Plan provides severance benefits to each of our named executive officers in the event their employment is terminated by the Company without cause or by the executive for good reason during the two-year period following a change in control. The severance benefits we are required to provide pursuant to the CIC Plan include the following: (i) payment of all accrued compensation and vacation and sick pay within 30 days following the termination; (ii) a severance payment equal to the sum of the participant’s highest rate of base salary in the last twelve months plus the participant’s target bonus for the year of termination multiplied by a severance multiple (which has been set at 200% for the named executive officers); (iii) the immediate vesting of all share options, restricted shares or other equity incentives held by the named executive officer, that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms), and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier); (iv) continued health care, disability and life insurance coverage for the participant and the participant’s dependents commencing on the termination of employment and continuing for the period of time equal to one year multiplied by the severance multiple (or two years for each of our named executive officers); and (v) the participant’s reasonable relocation expenses to return to his or her home country within 30 days after submission of supporting documentation. In July 2008, the Board, upon the recommendation of the Compensation Committee, amended the CIC Plan to provide that change in control payments be deposited in a rabbi trust so that the payments would be available to the participants in the event of a termination of employment after a change in control unless the Company becomes insolvent.

The CIC Plan also provides that if any payments to a participant under the CIC Plan would be subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code, the participant will be entitled to a full gross-up payment to be made whole for the effects of the tax, provided that if such payments to the participant under the CIC Plan would not exceed the excise tax limit by more than 10%, such payments will be reduced below the limit.

A participant’s receipt of severance benefits pursuant to the CIC Plan is conditioned upon the participant’s execution of a full waiver and release of any and all claims against the Company, its affiliates and their officers and directors, and agreement to comply with covenants relating to non-solicitation of customers and employees (which apply for a period following termination equal to one year multiplied by the applicable severance multiple, which is 200% for each of our named executive officers), non-disparagement of the Company and confidentiality.

Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits.

For purposes of the CIC Plan, “change in control,” “cause” and “good reason” have the following meanings:

•	“change in control” means (i) an acquisition by any individual or group of 50% or more of the Common Shares, other than any acquisition directly from the Company, by the Company, and by an employee benefit plan sponsored or maintained by the Company or any subsidiary; (ii) a change in the composition of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or (iii) certain mergers or consolidations involving the Company;

•	“cause” means the participant’s (i) willful and continued failure to perform substantially his or her duties (other than any such failure resulting from the participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the participant by the Board, (ii) willful engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, or (iii) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; and

•	“good reason” means the occurrence of any of the following events without the express written consent of the participant: (i) the Company reduces his or her base salary or the target for his or her annual incentive bonus; (ii) the Company reduces the scope of his or her duties, responsibilities or authority (including reporting responsibilities); (iii) any requirement that he or she be principally based in any location other than the location in which he or she was principally based immediately prior to the change in control; or (iv) a breach by the Company of any of the material provisions of any employment agreement between the participant and the Company.

Severance Arrangements under Employment Agreements

Each of our named executive officers has an employment or other agreement that provides for a lump sum cash payment equal to one year’s base salary and target bonus in the event that his or her employment is terminated without cause by the Company or for good reason by the executive. In addition, the Price Agreement provides that Mr. Price will receive a prorated payment of his annual incentive bonus award under the Annual Incentive Plan for the year in which a termination by the Company without cause or by Mr. Price for good reason occurs and that, following his separation from service from the Company (other than resulting from a termination for cause or a resignation other than for good reason), the Company shall reimburse him up to a maximum of $50,000 for the costs and expenses reasonably incurred by him within the first twelve months after the separation from service in connection with his family’s relocation from Bermuda. The Price Agreement also provides that in the event that Mr. Price’s employment with the Company terminates upon the expiration of the term of the agreement on July 31, 2011, he will be entitled to receive a prorated annual incentive bonus under the Annual Incentive Plan, prorated payment in respect of each incentive award he received under the Executive Incentive Plan during the term of the agreement, and any earned but unpaid base salary and other amounts (including reimbursable expenses and any vested amounts or benefits under our employee benefit plans or arrangements) accrued or owing through the date of effectiveness of such termination.

For all of our named executive officers, “cause” means (i) their willful and continued failure to substantially perform their duties; (ii) their conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; and (iii) their engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with their position with the Company or any of its subsidiaries, or other willful act that materially damages the reputation of the Company or any of its subsidiaries. For Messrs. Price, Lombardozzi and Porter, “cause” also means a violation of the share ownership guidelines that apply to them and a breach of confidentiality and non-solicitation covenants that are applicable to them. For Mr. Price, “cause” also means an abandonment of Bermuda as his primary residence prior to August 1, 2011 or a failure to maintain Bermuda as the location of his principal business office without the prior written consent of the Governance Committee.

For all of our named executive officers, “good reason” means, without their express written consent, (i) a reduction in their base salary or their target bonus; (ii) a reduction in the scope of their duties, responsibilities or authority; (iii) a change in the person or persons to whom they are required to report; (iv) a change in the location of employment; and (v) a breach by the Company or its subsidiaries of any material provision of their employment agreement. For Mr. Lombardozzi, “good reason” also means the failure by the Company to extend the term of his employment agreement.

These severance payments would be made in a lump sum immediately upon the effectiveness of such termination by Platinum US in the case of Ms. Mitchell, by Platinum Bermuda in the case of Mr. Porter, and by the Company in the case of the other named executive officers. These severance payments are conditioned upon the named executive officer executing and honoring a standard waiver and release of claims in favor of the Company.

In addition, each of our named executive officers is subject to certain confidentiality and non-solicitation covenants which prohibit them from disclosing trade secrets and confidential or proprietary information of the Company following a termination of employment for any reason and from soliciting senior executives of the Company for a period of at least 12 months following a termination of employment for any reason. Mr. Price is also subject to a non-competition covenant which prohibits him, without the express written consent of the Governance Committee, from engaging in, holding an interest in, owning, managing, operating, controlling, directing, being connected with as a stockholder (other than as a holder of less than 2% of a publicly-traded security), joint venturer, partner, consultant or employee, or otherwise engaging or participating in or being connected in any manner with, any reinsurance business, any business directly engaged in the sale of derivatives used primarily as an alternative to reinsurance, or any insurance business that competes with any insurance business engaged in by us or any of our subsidiaries or in which we or any of our subsidiaries have plans to engage at the time of the termination of his employment for a period of 24 months following the termination of his employment for any reason. We have the right to enjoin any breach by our named executive officers of these confidentiality, non-solicitation and non-competition covenants.

Accelerated Vesting and Payment of Incentives

In addition to the severance provisions described above, our annual and long-term incentives are subject to accelerated vesting or payment under certain circumstances as discussed below.

As described above, pursuant to the CIC Plan, if a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason during the two-year period following a change in control, all of the share options, restricted shares or other equity incentives held by the named executive officer that have not previously vested (other than share units awarded under our Executive Incentive Plan, which vest in accordance with their terms) will vest, and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier).

Pursuant to the Annual Incentive Plan, a named executive officer would be entitled to receive a prorated portion of his or her target annual incentive bonus for the year in which his or her death or disability or a change in control of the Company occurs. The prorated portion of the target annual incentive bonus would be based on the period of service for the plan year during which the change in control occurs and the performance goals achieved by the Company as of the end of the fiscal quarter immediately preceding the date of the change in control, as determined by the Compensation Committee prior to the change in control in its sole discretion. In addition, the Price Agreement provides that Mr. Price will receive a prorated payment of his annual incentive bonus award under the Annual Incentive Plan for the year in which a termination by the Company without cause or by Mr. Price for good reason occurs.

Equity awards made to our named executive officers under our 2006 Share Incentive Plan and our predecessor plan typically have been in the form of share units or restricted shares and options which vest over a period of years. In the event of the death or disability of the named executive officer or upon a change in control of the Company, the share units would automatically vest and convert on a one-to-one basis into Common Shares and the options would vest and become fully exercisable. Restricted shares would vest upon a change in control of the Company or in the event that the named executive officer’s employment is terminated without cause by the Company or for good reason by the executive. In addition, for all of our named executive officers other than Mr. Price, restricted shares would vest in the event of the death or disability of the named executive officer. For Mr. Price, in the event of his death or disability, the number of restricted shares that would have vested in the one-year period following his death or disability would vest.

In addition, pursuant to the Porter Agreement, the restricted shares and options granted under the 2006 Share Incentive Plan to Mr. Porter in connection with entering into that agreement would vest and become fully exercisable in the event that his employment is terminated without cause by the Company or for good reason by Mr. Porter. The awards made to Mr. Porter pursuant to the Porter Agreement were fully vested or became fully exercisable as of February 28, 2009.

Pursuant to the Price Agreement, all unvested equity awards held by Mr. Price (other than awards under the Executive Incentive Plan) would vest and become fully exercisable in the event that his employment is terminated without cause by the Company or by him for good reason. In addition, in the event of Mr. Price’s death or disability, all equity awards held by Mr. Price (other than awards under the Executive Incentive Plan) that would have vested or that would have become exercisable within one year after his death or disability would vest or become fully exercisable.

Our Executive Incentive Plan provides for the award of share units at the beginning of a three-year performance cycle. Ordinarily, the share units convert into Common Shares after completion of the cycle. However, under certain circumstances a named executive officer would be entitled to a prorated settlement of Common Shares in respect of his or her share units prior to completion of the cycle. In the event of the death or disability of the named executive officer, his or her retirement with the consent of the Compensation Committee, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive a payment of Common Shares on a prorated basis, based upon the period of service prior to the event and the performance of the Company as of the end of the fiscal quarter following a termination of employment or prior to a change in control. In addition, pursuant to the Price Agreement, in the event Mr. Price’s employment terminates upon or after the expiration of the term of the Price Agreement, Mr. Price is entitled to receive payment in respect of each award granted to him under the Executive Incentive Plan in 2009, 2010 and 2011 on a prorated basis based on his period of service prior to the termination of employment and the performance of the Company as of the end of the fiscal quarter preceding the termination of employment.

For purposes of these acceleration events, “change in control” means an acquisition of at least 50% of the Common Shares by an individual or group other than any such acquisition directly from the Company, a change in the composition of a majority of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or certain mergers or consolidations involving the Company. All of the benefits payable upon the occurrence of these acceleration events would be payable by the Company within the time frames provided in its plans, as soon as practicable following the occurrence of the acceleration event and in accordance with Section 409A of the Internal Revenue Code.

Estimated Payments and Benefits Upon Termination or Change in Control

The estimated payments and benefits that would be provided to our named executive officers in the circumstances described above in the event that such circumstances occurred on December 31, 2008 are as follows:

Termination Without Cause or For Good Reason following a Change in Control(1)

			Accelerated
			Vesting of	Prorated	Payment
			Equity	Payment of	of
			Awards	Outstanding	Continued
			under 2006	Share Units	Health	Payment
			Share	Awarded	Care, Life	of
		Prorated	Incentive	under	Insurance	Relocation	Parachute
		Payment	Plan and	Executive	and	Expenses	Tax Gross
	Severance	of Annual	Predecessor	Incentive	Disability	to Home	Up
	Payment(2)	Incentive(3)	Plan(4)	Plan(5)	Coverage(6)	Country(7)	Payment(8)	Total

Michael D. Price	$4,500,000	$1,500,000	$4,318,992	$3,535,010	$38,325	$50,000	$4,679,466	$18,621,793
James A. Krantz	1,472,500	311,250	1,689,680	502,522	13,010	50,000	1,261,701	5,300,663
Michael E. Lombardozzi	1,989,167	494,583	2,513,998	1,564,140	35,605	50,000	1,779,710	8,427,203
Robert S. Porter	1,975,000	487,500	2,603,973	1,337,305	31,475	50,000	1,598,414	8,083,667
H. Elizabeth Mitchell	1,883,333	466,667	2,818,519	1,424,330	11,482	—	1,790,926	8,395,257

Termination Without Cause or For Good Reason other than following a Change in Control

				Prorated
			Accelerated	Payment of
			Vesting of	Outstanding
			Equity Awards	Share Units	Payment
			under 2006	Awarded	of
		Prorated	Share Incentive	under	Relocation
		Payment	Plan and	Executive	Expenses
	Severance	of Annual	Predecessor	Incentive	to Home
	Payment(9)	Incentive(3)	Plan(4)	Plan(5)	Country(7)	Total

Michael D. Price	$2,250,000	$1,500,000	$4,318,992	$3,535,010	$50,000	$11,654,002
James A. Krantz	726,250	—	1,082,400	502,522	—	2,311,172
Michael E. Lombardozzi	989,167	—	1,443,200	1,564,140	—	3,996,507
Robert S. Porter	975,000	—	1,736,816	1,337,305	—	4,049,121
H. Elizabeth Mitchell	933,333	—	1,262,800	1,424,330	—	3,620,463

Termination due to Death or Disability or Change in Control without Termination

			Prorated Payment of
		Accelerated Vesting of	Outstanding Share
	Prorated Payment	Equity Awards under	Units Awarded under	Payment of
	of Annual	2006 Share Incentive Plan	Executive Incentive	Relocation Expenses
	Incentive(3)	and Predecessor Plan(4)(10)	Plan(5)	to Home Country(7)	Total

Michael D. Price	$1,500,000	$4,318,992	$3,535,010	$50,000	$9,354,002
James A. Krantz	311,250	1,689,680	502,522	—	2,503,452
Michael E. Lombardozzi	494,583	2,513,998	1,564,140	—	4,572,721
Robert S. Porter	487,500	2,603,973	1,337,305	—	4,428,778
H. Elizabeth Mitchell	466,667	2,818,519	1,424,330	—	4,709,516

(1)	In accordance with the terms of the CIC Plan, which provides that any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits, this table does not include a lump sum cash payment equal to one year’s base salary and target bonus that would have been payable under each named executive officer’s employment agreement in the event of a termination without cause by the Company or for good reason by the executive.

(2)	Represents the sum of highest base salary during 2008 and 2008 target bonus multiplied by a 200% severance multiple.

(3)	Estimate of the prorated portion of the named executive officer’s target annual incentive bonus for 2008 assuming a performance bonus multiplier of 100%. Because the performance period for annual incentive bonus awards ends on December 31, 2008, this amount represents one year’s target bonus.

(4)	Represents the value that would be realized on December 31, 2008 due to the accelerated vesting of any outstanding restricted share, option or share unit awards held by a named executive officer that would vest in the event of the applicable termination or change in control scenario, calculated using the closing price of the Common Shares on such date of $36.08 per share.

(5)	Represents the value that would be realized on December 31, 2008 from a prorated award of Common Shares, based upon the completion of the applicable portion of the performance period for each award (one, two, three or four years) and the performance of the Company as of December 31, 2008, calculated using the closing price of the Common Shares on such date of $36.08 per share.

(6)	Represents the value of continued medical, dental, accident, disability and life insurance coverage for each named executive officer and such named executive officer’s dependents for two years based on the annual cost to the Company of providing these benefits in 2008.

(7)	Estimate of the reasonable relocation expenses (up to a maximum of $50,000 for Mr. Price) to return the named executive officer to his or her home country, including moving expenses, real estate fees and commissions and related expenses, based on past costs to the Company of relocating executive officers between Bermuda and their home countries.

(8)	Estimate of the gross-up payment needed to make the named executive officer whole for the effects of the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code.

(9)	Represents the value of 2008 earned base salary plus 2008 target bonus.

(10)	For Mr. Price, in the case of a termination due to death or disability, this amount would be reduced to $1,913,647. Pursuant to the terms of the Price Agreement, if Mr. Price’s employment is terminated on account of his death or disability, then only the unvested restricted shares that would have vested in the one-year period following his death or disability would become fully vested.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” appearing on pages 17 to 31 of this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

Jonathan F. Bank, Chairman
Robert V. Deutsch
A. John Hass
Edmund R. Megna
Peter T. Pruitt

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent that the Company specifically requests that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 28, 2009 of those persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Shares of the Company:

	Amount and Nature
Name and Address	of Beneficial
of Beneficial Owner	Ownership		Percent of Class(4)

Wellington Management Company, LLP	4,403,612	(1)	8.3
75 State Street Boston, MA 02109
FMR LLC	3,154,621	(2)	5.9
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109
Barclays Global Investors, NA	2,407,979	(3)	4.5
Barclays Global Fund Advisors 400 Howard Street San Francisco, CA 94105

(1)	In an amendment filed on February 17, 2009 to a Schedule 13G, Wellington Management Company, LLP, an investment advisor (“Wellington”), reported beneficial ownership of 4,403,612 Common Shares held of record by clients of Wellington who had the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities; no such client was known to have such right or power with respect to more than 5% of the class of such securities. Wellington reported shared voting power over 3,453,580 Common Shares and shared dispositive power over 4,365,512 Common Shares.

(2)	In a Schedule 13G filed on February 17, 2009, FMR LLC (“FMR”) and its Chairman, Edward C. Johnson 3d, reported beneficial ownership of a total of 3,154,621 Common Shares, consisting of (i) 2,781,521 Common Shares which are held by various investment companies (the “Funds”) to which Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is investment adviser, and of which FMR and Mr. Johnson report that each has sole power to dispose but that neither has sole power to vote or direct the voting, which power resides with Funds’ Board of Trustees and (ii) 373,100 Common Shares which are held by various institutional accounts of which Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR, is investment manager, and of which FMR and Mr. Johnson report that each has sole dispositive power over 373,100 Common Shares and sole power to vote or to direct the voting of 327,300 Common Shares. The Schedule 13G reported that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Shares, and that no one person’s interest in the Common Shares is more than 5% of the outstanding Common Shares of the Company.

(3)	In a Schedule 13G filed on February 5, 2009, Barclays Global Investors, NA, a bank, reported sole voting power over 993,924 Common Shares of the Company and sole dispositive power over 1,176,670 Common Shares of the Company and Barclays Global Fund Advisors, an investment adviser, reported sole voting power and sole dispositive power over 1,231,309 Common Shares of the Company, for an aggregate reported beneficial ownership of 2,407,979 Common Shares of the Company.

(4)	Based on 53,158,033 outstanding Common Shares as of February 28, 2009.

Security Ownership of Management

The following table sets forth the beneficial ownership of the Common Shares as of February 28, 2009 of each of the directors and executive officers. Each of these persons had sole voting power and sole dispositive power with respect to the Common Shares beneficially owned by him or her.

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class(4)

Michael E. Lombardozzi	395,194	(1)	*
Robert S. Porter	294,933	(1)	*
Michael D. Price	271,561	(1)	*
Neal J. Schmidt	244,252	(1)	*
H. Elizabeth Mitchell	166,448	(1)(2)	*
James A. Krantz	93,072	(1)	*
Kenneth A. Kurtzman	67,624	(1)	*
Robert V. Deutsch	53,716	(3)	*
Dan R. Carmichael	53,266	(3)	*
H. Furlong Baldwin	50,316	(3)	*
Peter T. Pruitt	49,302	(3)	*
Jonathan F. Bank	42,490	(3)	*
A. John Hass	2,307	(3)	*
Edmund R. Megna	2,307	(3)	*
James P. Slattery	565		*

All directors, nominees and executive officers as a group (15 persons)	1,787,353		3.3

*	Represents less than 1% of the outstanding Common Shares.

(1)	Includes unvested restricted shares as follows: Mr. Krantz: 30,000 Common Shares; Mr. Lombardozzi: 40,000 Common Shares; Ms. Mitchell: 35,000 Common Shares; Mr. Porter: 40,000 Common Shares; and Mr. Price: 119,706 Common Shares. Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days after February 28, 2009 as follows: Mr. Krantz: 47,769 Common Shares; Mr. Kurtzman: 44,348 Common Shares; Mr. Lombardozzi: 281,278 Common Shares; Ms. Mitchell: 90,439 Common Shares; Mr. Porter: 201,512 Common Shares; and Mr. Schmidt: 212,400 Common Shares. Includes Common Shares beneficially owned pursuant to the conversion of share units within 60 days after February 28, 2009 as follows: Mr. Krantz: 5,432 Common Shares and Mr. Kurtzman: 7,333 Common Shares.

(2)	Ms. Mitchell has pledged 23,791 Common Shares in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(3)	Does not include nonemployee director fee share units issued to Messrs. Baldwin, Bank, Carmichael, Deutsch, Hass, Megna and Pruitt as more fully described under “Director Compensation.” As of February 28, 2009, the following nonemployee directors were credited with the following number of director fee share units: Mr. Baldwin: 13,464 share units; Mr. Bank: 20,144 share units; Mr. Carmichael: 19,524 share units; Mr. Deutsch: 7,131 share units; Mr. Hass: 5,000 share units; Mr. Megna: 3,221 share units; and Mr. Pruitt: 9,072 share units. Includes 1,112 Common Shares beneficially owned pursuant to the conversion of share units awarded to each of Messrs. Baldwin, Bank, Carmichael, Deutsch, Hass, Megna and Pruitt at the 2008 Annual General Meeting of Shareholders that are convertible into Common Shares within 60 days after February 28, 2009. Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days after February 28, 2009 as follows: Mr. Baldwin: 35,000 Common Shares; Mr. Bank: 35,000 Common Shares; Mr. Carmichael: 35,000 Common Shares; Mr. Deutsch: 25,000 Common Shares; and Mr. Pruitt: 35,000 Common Shares.

(4)	Based on 53,158,033 outstanding Common Shares as of February 28, 2009, adjusted to include Common Shares covered by options that are currently exercisable or exercisable within 60 days after February 28, 2009 and share units that are convertible into Common Shares within 60 days after February 28, 2009 held by such person or group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Exchange Act, the Company’s directors and executive officers and any persons holding more than 10% of the Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the SEC. Specific filing dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during 2008. The Company has determined that no person who at any time during 2008 was a director, executive officer or beneficial owner of more than 10% of the Common Shares failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2008, except that one Form 4 for Mr. Baldwin was filed late to report one transaction. This determination was based solely upon the review by the Company of Forms 3, 4 and 5, and written representations that no Forms 5 were required that were submitted to the Company with respect to 2008.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently composed of the directors whose names appear at the end of this report. The members are independent as defined in the NYSE listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. The Board has determined that the members of the Audit Committee also meet the qualifications set forth in the NYSE listing standards regarding financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Deutsch is an “audit committee financial expert” as defined by the SEC.

The Audit Committee is responsible for, among other things, reviewing with management and the independent registered public accounting firm the audited financial statements to be included in the Company’s Annual Report on Form 10-K, reviewing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” as amended by Statement on Audit Standards No. 90, “Audit Committee Communications” (“SAS No. 61”) and recommending whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2008 and for the year then ended, including management’s discussion and analysis of financial condition and results of operations, with management and KPMG LLP, a U.S. limited liability partnership (“KPMG US”), the Company’s independent registered public accounting firm for the 2008 fiscal year. The Audit Committee has also discussed with KPMG US the matters required to be discussed by SAS No. 61, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

The Audit Committee also discussed with KPMG US the critical accounting policies and practices used in the preparation of the audited financial statements as of December 31, 2008 and for the year then ended; any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by KPMG US; and any material written communications between KPMG US and management.

KPMG US provided a report to the Audit Committee describing KPMG US’s internal quality-control procedures and related matters. KPMG US also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG US its independence. When considering KPMG US’s independence, the Audit Committee considered, among other matters, whether KPMG US’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG US.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s system of internal controls. As part of this process, the Audit Committee monitored the scope and adequacy of the Company’s internal auditing function, reviewing steps taken to implement recommended improvements in internal procedures and controls.

Based on the reviews and discussions with management and KPMG US referred to above, the Audit Committee has recommended to the Board that the audited financial statements as of December 31, 2008 and for the fiscal year then ended be included in the Company’s Annual Report on Form 10-K for such fiscal year.

H. Furlong Baldwin, Chairman
Jonathan F. Bank
Dan R. Carmichael
Robert V. Deutsch
A. John Hass
Peter T. Pruitt

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act or the Exchange Act or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

PROPOSAL 2 — APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR AND AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE REMUNERATION OF SUCH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has nominated KPMG, a Bermuda partnership (“KPMG Bermuda”), to serve as the Company’s independent registered public accounting firm for the 2009 fiscal year. In accordance with Bermuda law, the Company’s shareholders have the authority to approve the Audit Committee’s nomination of the Company’s independent registered public accounting firm and to authorize the Audit Committee to set the remuneration of the independent registered public accounting firm. A proposal will be submitted to shareholders at the Annual Meeting for approval of the nomination and the authorization of the Audit Committee to set the remuneration of KPMG Bermuda.

Change in Independent Registered Public Accounting Firm

KPMG US has served as the Company’s independent registered public accounting firm since the Company’s formation in 2002, including during the 2008 fiscal year. Although there have been no disagreements between KPMG US and the Company, as described in more detail below, the Audit Committee, at its meeting held on February 23, 2009, determined that the Company would be better served by the geographical proximity of KPMG Bermuda, which is expected to result in more interaction between the Company’s management and the independent registered public accounting firm of the Company.

If the nomination of KPMG Bermuda is approved by shareholders at the Annual Meeting, the engagement of KPMG US will be terminated, and KPMG US will be dismissed as the Company’s independent registered public accounting firm, as of the date of the Annual Meeting, and KPMG Bermuda will be engaged as the Company’s independent registered public accounting firm as of the day after the date of the Annual Meeting.

A representative of KPMG Bermuda is expected to attend the Annual Meeting and will have an opportunity to make a statement and respond to questions. No representative of KPMG US is expected to attend the Annual Meeting.

The audit reports of KPMG US on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2007 and 2008 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG US on the effectiveness of internal control over financial reporting as of December 31, 2007 and 2008 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two fiscal years ended December 31, 2007 and 2008 and the subsequent interim period through the date of the Audit Committee’s determination not to renominate KPMG US, (1) there were no disagreements between the Company and KPMG US on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG US, would have caused KPMG US to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements of the Company, and (2) there were no “reportable events” involving the Company within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

The Company has not, nor has anyone on its behalf, consulted KPMG Bermuda during the fiscal years ended December 31, 2007 and 2008 and the subsequent interim period through the date of the Audit Committee’s nomination of KPMG Bermuda regarding either (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of the Company, or (2) any matter that was either the subject of a disagreement or a “reportable event” as described in the preceding paragraph. Further, no written report or oral advice was provided by KPMG Bermuda to the Company that KPMG Bermuda concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

The Company provided KPMG US and KPMG Bermuda with a copy of the foregoing disclosure and each has stated in response that it agrees with such disclosure in all respects.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The following table summarizes the aggregate fees billed by KPMG US and its affiliates for services rendered for the years ended December 31, 2008 and 2007:

	2008	2007

Audit fees(1)	$1,541,000	$1,734,500
Audit-related fees(2)	51,680	62,072
Tax fees	0	0
All other fees	0	0

Total	$1,592,680	$1,796,572

(1)	The amount shown for “Audit fees” for 2008 represents fees for professional services rendered by KPMG US and its affiliates for (a) the audit of the Company’s annual financial statements and internal control over financial reporting for 2008; (b) the review of the Company’s financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and (c) statutory audits for the Company’s insurance subsidiaries. The amount shown for “Audit fees” for 2007 represents fees for professional services rendered by KPMG US and its affiliates for (a) the audit of the Company’s annual financial statements and internal control over financial reporting for 2007; (b) the review of the Company’s financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and (c) statutory audits for the Company’s insurance subsidiaries.

(2)	The amounts shown for “Audit-related fees” for 2008 and 2007 represent professional services and consultation in relation to review of certain accounting and auditing information.

Pre-Approval Policies and Procedures

The Audit Committee is primarily responsible for managing the Company’s relationship with its independent registered public accounting firm. Subject to approval by the shareholders of the Company as required by Bermuda law, the Audit Committee has the sole authority to approve the engagement, determine the remuneration and oversee the performance of the Company’s independent registered public accounting firm. The Audit Committee has considered whether the provision by the Company’s independent registered public accounting firm of non-audit services to the Company is compatible with maintaining the independence of the independent registered public accounting firm. It is the Company’s policy that all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm are approved in advance by the Audit Committee (or by one or more of its members if duly authorized by the Audit Committee).

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF KPMG BERMUDA AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2009 FISCAL YEAR AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THE REMUNERATION OF SUCH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. As to other business, if any, that may come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the discretion of the person or persons voting the proxies.

Shareholder Proposals for the 2010 Annual General Meeting of Shareholders

In accordance with Rule 14a-8 of the Exchange Act, any proposal of a shareholder intended to be presented at the 2010 Annual General Meeting of Shareholders must be received by the Company no later than the close of business on November 30, 2009 in order for the proposal to be considered for inclusion in the Company’s proxy statement for such meeting. Proposals should be addressed to the Secretary, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda.

Pursuant to Rule 14a-4(c)(1) of the Exchange Act, if a shareholder who intends to present a proposal at the 2010 Annual General Meeting of Shareholders does not notify the Company of such a proposal on or before February 13, 2010, then proxies received by the Company for that meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notices of such proposals are to be sent to the above address.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 30, 2009

PLATINUM UNDERWRITERS HOLDINGS, LTD.

The Belvedere Building
69 Pitts Bay Road
2nd Floor
Pembroke HM 08 Bermuda

This proxy is solicited on behalf of the Board of Directors and will be voted FOR Items 1 and 2 if no instructions to the contrary are indicated.

  The undersigned hereby appoints DAN R. CARMICHAEL, MICHAEL D. PRICE and MICHAEL E. LOMBARDOZZI, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual General Meeting of Shareholders on April 29, 2009 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement dated March 30, 2009.
IMPORTANT - This proxy must be signed and dated on the reverse side.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
PX45512

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS ITEMS 1 AND 2.
PLEASE MARK YOUR VOTE IN BOX IN THE FOLLOWING MANNER [x] USING DARK INK ONLY.

Please mark your votes as indicated in this example	☒
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.

FOR	WITHHOLD	FOR ALL EXCEPT			FOR	AGAINST	ABSTAIN

1.	To elect the following nominees to the Company’s Board of Directors: Nominees: 01 H. Furlong Baldwin, 02 Dan R. Carmichael, 03 A. John Hass, 04 Edmund R. Megna, 05 Michael D. Price, 06 Peter T. Pruitt, and 07 James P. Slattery.	☐	☐	☐	2.	To consider and take action upon a proposal to approve the nomination of KPMG, a Bermuda partnership, as the Company’s independent registered public accounting firm for the 2009 fiscal year and to authorize the Audit Committee to set the renumeration of such independent registered public accounting firm.

Upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

PLACE “X” HERE IF YOU PLAN TO ATTEND AND
VOTE YOUR SHARES AT THE MEETING
					☐	☐ ☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write that nominee’s name in the space provided below.)

			Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

Please sign exactly as your name appears above. If shares are held in the name of joint holders, each should sign. If you are signing as a trustee, guardian, executor, etc., please so indicate.

▲ FOLD AND DETACH HERE ▲
Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters
Holdings, Ltd. 2009 Annual General Meeting of Shareholders to be Held on April 29, 2009.
The proxy statement, proxy and 2009 Annual Report to Shareholders are available at www.platinumre.com/proxymaterials.

Platinum Underwriters Holdings, Ltd.

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